UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-2

Cambrex Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary proxy materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement no.:

	(3)	Filing Party:

	(4)	Date Filed:

CAMBREX CORPORATION

March 21, 2017

Dear Stockholder,

You are cordially invited to attend the Annual Meeting of Stockholders of Cambrex Corporation (the “Company” or “Cambrex”). This year’s meeting will be held on April 27, 2017, at 1:00 P.M. at the Metropolitan Center, One Meadowlands Plaza, East Rutherford, New Jersey 07073. Your Board of Directors and management look forward to greeting personally those stockholders who are able to attend.

At this year’s meeting, you will be asked (1) to elect the nine director nominees named in the accompanying proxy statement; (2) to hold an advisory, non-binding vote on the compensation of named executive officers as disclosed in the accompanying proxy statement; (3) to hold an advisory, non-binding vote on the frequency of the advisory vote on the compensation of named executive officers; (4) to consider and act upon the approval of the Amended and Restated Executive Cash Incentive Plan; (5) to ratify the selection of BDO USA, LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2017, and (6) to transact such other business as may properly come before the meeting or any adjournment thereof.

Your vote is important. Whether you plan to attend the meeting or not, please complete the enclosed proxy card and return it as promptly as possible. The enclosed proxy card contains instructions regarding voting. If you attend the meeting, you may continue to have your shares voted as instructed in the proxy, or you may withdraw your proxy at the meeting and vote your shares in person.

Sincerely,
Samantha Hanley Corporate Secretary

CAMBREX CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 27, 2017

NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Cambrex Corporation (the “Company” or “Cambrex”) will be held at the Metropolitan Center, One Meadowlands Plaza, East Rutherford, New Jersey 07073 on April 27, 2017, at 1:00 P.M. for the following purposes:

1              To elect the nine (9) director nominees named in the accompanying proxy statement to hold office until the 2018 Annual Meeting of Stockholders and until their successors shall be elected and qualified;

2.              To hold an advisory, non-binding vote on the compensation of named executive officers as disclosed in the accompanying proxy statement;

3.             To hold an advisory, non-binding vote on the frequency of advisory votes on the compensation of named executive officers;

4.             To consider and act upon the approval of the Amended and Restated Executive Cash Incentive Plan;

5.             To consider and act upon the ratification of the appointment of BDO as the Company’s independent registered public accountants for the fiscal year ending December 31, 2017; and

6.             To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 14, 2017, will be entitled to vote at the Annual Meeting. The list of such stockholders will be available for inspection by stockholders during the ten days prior to the meeting in accordance with Section 219 of the Delaware General Corporation Law at One Meadowlands Plaza, East Rutherford, New Jersey 07073 and will also be available at the Annual Meeting. Stockholders may make arrangements for such inspection by contacting Samantha Hanley, Vice President, General Counsel and Corporate Secretary, Cambrex Corporation, One Meadowlands Plaza, East Rutherford, New Jersey 07073.

By order of the Board of Directors,

Samantha Hanley
Corporate Secretary
March 21, 2017

THE VOTE OF EACH STOCKHOLDER IS IMPORTANT.

PLEASE DATE AND SIGN THE ACCOMPANYING PROXY CARD AND PROMPTLY

RETURN IT IN THE POSTAGE PAID ENVELOPE PROVIDED.

CAMBREX CORPORATION

2017 ANNUAL MEETING OF

STOCKHOLDERS

PROXY STATEMENT

PROXY SOLICITATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Cambrex Corporation (the “Company” or “Cambrex”) for use at the 2017 Annual Meeting of Stockholders to be held on April 27, 2017 (the “Annual Meeting”), and at any adjournment of the Annual Meeting. The address of the Company’s principal executive office is One Meadowlands Plaza, East Rutherford, New Jersey 07073. This Proxy Statement and the form of proxy are being mailed to stockholders commencing on or about March 21, 2017.

The costs of soliciting proxies will be borne by the Company. Brokerage houses, banks, custodians, nominees and fiduciaries are being requested to forward the proxy material to beneficial owners, and their reasonable expenses relating thereto will be reimbursed by the Company. Solicitation will be made by mail and also may be made personally, by telephone or electronic mail by the Company’s officers, directors and employees without special compensation for such activities.

VOTING OF PROXY AND REVOCABILITY

Stockholder of Record. If your shares are registered directly in your name with the Company's transfer agent, you are considered the stockholder of record with respect to those shares, and this Proxy Statement was sent directly to you by the Company. As a record stockholder, there are two ways to vote: (1) in person at the Annual Meeting, where you can present your proxy card or the Company will give you a ballot, or (2) by mail, by filling out the proxy card and sending it back in the envelope provided. Properly executed proxies received by the Company will be voted in accordance with the instructions indicated thereon, and if no instructions are indicated, then the proxy holders, Steven M. Klosk, Tom Vadaketh and Samantha Hanley, will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement (and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting).

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker dealer, or other similar organization, then you are the beneficial owner of shares held in "street name," and this Proxy Statement was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account, and there are four ways to vote: (1) in person at the Annual Meeting, by obtaining a legal proxy from the organization that holds your shares (please contact that organization for instructions regarding obtaining a legal proxy), (2) via the Internet, by visiting www.proxyvote.com and entering the control number found on the proxy card, (3) by telephone, by calling the toll free number found on the proxy card, and (4) by mail, by filling out the proxy card and sending it back in the envelope provided. Properly executed proxies received by the Company will be voted in accordance with the instructions indicated thereon. However, if you hold your shares in street name and you do not provide the organization that holds your shares with specific voting instructions, under applicable New York Stock Exchange (“NYSE”) rules, that organization may generally vote on "routine" matters but cannot vote on "non-routine" matters. If that organization does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares may inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares, which is generally referred to as a "broker non-vote." At this Annual Meeting, only the ratification of the appointment of BDO as the Company's independent registered public accountants for the fiscal year ending December 31, 2017, is a matter considered routine, which means that a broker or other nominee may generally vote on this matter and no broker non-votes are expected to exist in connection with this routine matter. The proposals regarding the election of directors, the advisory, non-binding vote on the compensation of named executive officers, the advisory, non-binding vote on the frequency of advisory votes on the compensation of named executive officers and the vote on the approval of the Amended and Restated Executive Cash Incentive Plan are non-routine matters, which means that a broker or other nominee cannot vote without your instructions, and therefore there may be broker non-votes on these proposals.

If you are a stockholder of record you may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting by (a) giving another proxy bearing a later date, (b) notifying the Company in writing of such revocation or (c) voting in person at the Annual Meeting. If you hold your shares in street name you may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting by (a) voting again on a later date via the Internet or telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), (b) signing and returning a new proxy card or vote instruction form with a later date or (c) by attending the Annual Meeting and voting in person. The execution of a proxy will not affect a stockholder’s right to attend the Annual Meeting and vote in person, but attendance at the Annual Meeting will not, by itself, revoke a proxy.

The Board knows of no matters to be presented at the Annual Meeting other than those set forth in the foregoing Notice of Annual Meeting. The proxy card conveys discretionary authority to vote on any other matter not presently known by management that may properly come before the Annual Meeting. If other matters properly come before the Annual Meeting, the persons named in the accompanying proxy card intend to vote the shares subject to such proxies in accordance with their best judgment.

RECORD DATE, QUORUM AND VOTING RIGHTS

The Company has only one class of voting securities, which is common stock, par value $0.10 per share (“Common Stock”). Only holders of Common Stock of the Company of record at the close of business on March 14, 2017, will be entitled to vote at the Annual Meeting. On such record date there were outstanding and entitled to vote 33,984,844 shares of Common Stock and each such share is entitled to one vote.

The holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting, present in person or by proxy, shall constitute a quorum. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.

Please see each proposal for a detailed description of the votes required as well as the treatment of abstentions and broker non-votes, as applicable.

PRINCIPAL STOCKHOLDERS

The following sets forth information with respect to the only persons of which the Company is aware as of March 14, 2017 who may be deemed to beneficially own more than 5% of the outstanding shares of Common Stock:

	Number of Shares	Percent of
Name and Address	Beneficially Owned	Class(1)

William Blair Investment Management, LLC	2,080,613 (2)	6.12%
222 W. Adams Street
Chicago, IL 60606

The Vanguard Group	3,257,797 (3)	9.59%
100 Vanguard Blvd.
Malvern, PA 19355

BlackRock, Inc.	3,609,635 (4)	10.62%
55 East 52nd Street
New York, NY 10055

(1) For the purpose of this table, the percent of issued and outstanding shares of Common Stock of the Company held by each beneficial owner has been calculated on the basis of 33,984,844 shares of Common Stock issued and outstanding on March 14, 2017.

(2) Based on information as of December 31, 2016, obtained from a Schedule 13G filed with the SEC on February 14, 2017, by William Blair Investment Management, LLC (“William Blair”). William Blair reported sole voting power with respect to 1,878,264 shares and sole dispositive power with respect to 2,080,613 shares. The foregoing information has been included solely in reliance upon and without independent investigation of the disclosures contained in William Blair’s Schedule 13G.

(3) Based on information as of December 31, 2016, obtained from an amended Schedule 13G filed with the SEC on February 28, 2017, by The Vanguard Group (“Vanguard”). Vanguard reported sole voting power with respect to 63,292 shares, shared voting power with respect to 4,024 shares, sole dispositive power with respect to 3,192,057 shares, and shared dispositive power with respect to 65,740 shares. The foregoing information has been included solely in reliance upon and without independent investigation of the disclosures contained in Vanguard’s Schedule 13G.

(4) Based on information as of December 31, 2016, obtained from an amended Schedule 13G filed with the SEC on January 9, 2017, by BlackRock, Inc. (“BlackRock”). BlackRock reported sole voting power with respect to 3,543,410 shares and sole dispositive power with respect to 3,609,635 shares. The foregoing information has been included solely in reliance upon and without independent investigation of the disclosures contained in BlackRock’s amended Schedule 13G.

COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table gives information concerning the beneficial ownership of the Company’s Common Stock as of February 16, 2017 by (i) each director of the Company or nominee for director, (ii) each of the “Named Executive Officers” set forth in the Summary Compensation Table (below) and (iii) all directors and executive officers of the Company as a group.

Beneficial Owners	Shares Beneficially Owned(1)	Percent of Class(2)
Shawn Cavanagh	46,028(3)	*
Rosina B. Dixon, M.D.	85,539(4)	*
Claes Glassell	2,943(5)	*
Louis J. Grabowsky	4,054(6)	*
Bernhard Hampl	576 (7)	*
Samantha Hanley	20,250(8)	*
Kathryn R. Harrigan	71,709(9)	*
Leon J. Hendrix, Jr.	93,197(10)	*
Ilan Kaufthal	70,987(11)	*
Steven M. Klosk	363,828(12)	1.06%
Gregory P. Sargen	27,500(13)	*
Peter G. Tombros	40,358(14)	*
Tom Vadaketh	0	-
Shlomo Yanai	24,642(15)	*

All Directors and Executive Officers as a Group (14 Persons)	851,611(16)	2.48%

* Beneficial ownership is less than 1% of the Common Stock outstanding.

(1)

Beneficial ownership is determined in accordance with SEC rules. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. Except as otherwise noted, reported share ownership is as of February 16, 2017. Unless otherwise stated, each person has sole voting and investment power with respect to the shares of Common Stock he or she beneficially owns.

(2)

For the purpose of this table, the percent of issued and outstanding shares of Common Stock of the Company held by each beneficial owner has been calculated on the basis of (i) 33,953,570 shares of Common Stock issued and outstanding on February 16, 2017, and (ii) all shares of Common Stock underlying equity awards that are held by such beneficial owner and are exercisable within 60 days of February 16, 2017.

(3)	The number of shares reported includes 8,750 shares issuable upon exercise of options granted under the Company’s stock option plans.
(4)	The number of shares reported includes 20,656 shares issuable upon exercise of options granted under the Company’s 2012 Equity Incentive Plan for Non-Employee Directors.
(5)	The number of shares reported includes 1,613 shares issuable upon exercise of options granted under the Company’s stock option plans.
(6)	The number of shares reported includes 1,796 shares issuable upon exercise of options granted under the Company’s 2012 Equity Incentive Plan for Non-Employee Directors.
(7)	The number of shares reported includes 316 shares issuable upon exercise of options granted under the Company’s 2012 Equity Incentive Plan for Non-Employee Directors.
(8)	The number of shares reported includes 20,250 shares issuable upon exercise of options granted under the Company’s stock option plans.
(9)	The number of shares reported includes 13,987 shares issuable upon exercise of options granted under the Company’s 2012 Equity Incentive Plan for Non-Employee Directors.
(10)	The number of shares reported includes 20,656 shares issuable upon exercise of options granted under the Company’s 2012 Equity Incentive Plan for Non-Employee Directors.
(11)	The number of shares reported includes 13,987 shares issuable upon exercise of options granted under the Company’s 2012 Equity Incentive Plan for Non-Employee Directors.
(12)	The number of shares reported includes 280,500 shares issuable upon exercise of options granted under the Company’s stock option plans.
(13)	The number of shares reported includes 7,500 shares issuable upon exercise of options granted under the Company’s stock option plans.
(14)	The number of shares reported includes 17,516 shares issuable upon exercise of options granted under the Company’s 2012 Equity Incentive Plan for Non-Employee Directors.
(15)	The number of shares reported includes 13,987 shares issuable upon exercise of options granted under the Company’s 2012 Equity Incentive Plan for Non-Employee Directors.
(16)	The number of shares reported includes 421,514 shares issuable upon exercise of options granted under the Company’s stock options plans.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board currently consists of ten members. At this Annual Meeting, nine directors will be nominated for election to hold office until the 2018 Annual Meeting and until their successors shall be elected and qualified or until the director’s earlier death, resignation or removal. Leon J. Hendrix, a director of the Company since 1995, will not be nominated for election at the Annual Meeting, in accordance with the Company’s retirement policy for non-employee directors.

Each of the nominees listed below is currently serving as a director of the Company and has consented to serve as a director for an additional term if elected. The Company knows of no reason why any of the nominees named herein would be unable to serve for the terms indicated. In the event, however, that any such nominee should, prior to the election, become unable to serve as a director, unless the Board decides to decrease the size of the Board, the proxy will be voted for such substitute nominee as the Board shall propose.

To be elected, each nominee for director requires a majority of the votes cast at the Annual Meeting unless the election is contested, in which case directors are elected by a plurality vote. For purposes of electing directors, a “majority of the votes cast” means that the number of votes cast “for” a nominee exceeds the number of votes cast “against” that nominee. The Governance Committee has established procedures under which any current director who is not elected (because the number of votes cast against such director’s candidacy exceeds the number of votes cast in favor of that candidacy) shall offer to tender his or her resignation to the Board. In such case, the Governance Committee will make a recommendation to the Board on whether to accept or reject the offer to resign, or whether other action should be taken. The Board will act on the Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.

An uncontested election of directors is not considered a “routine” item under the NYSE rules. As a result, brokers holding shares beneficially owned by their clients will not have the ability to cast votes with respect to the election of directors unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to directors is counted. Abstentions and broker non-votes will not be counted in connection with the election of directors.

The Board recommends a vote FOR the election of the nine (9) nominees named below.

Nominees for Election to Serve as Directors Serving

until the 2018 Annual Meeting

The Company’s Corporate Governance Guidelines establish criteria for membership on the Board. Under these criteria, the Governance Committee seeks to identify a diverse group of candidates for the Board. These candidates should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the stockholders. While neither the Board nor the Governance Committee has a formal policy regarding diversity in evaluating candidates, the Governance Committee seeks to select nominees with a broad diversity of experience, professions, skills, geographic representations and backgrounds. The skills and backgrounds of the nominees should include, among other things, experience in making decisions, a track record of competent judgment, the ability to function rationally and objectively, and experience in different businesses and professions. The Governance Committee does not assign specific weight to particular criteria and not all criteria apply to every candidate. The Board believes that as a group the Board consists of a sufficiently diverse group in terms of experience, knowledge and abilities to allow the Board to fulfill its responsibilities to the stockholders and the Company.

The following sets forth, with respect to the nine (9) persons who have been nominated by the Board for election at this Annual Meeting, certain information concerning their positions with the Company and principal outside occupations and other directorships held. Except as otherwise disclosed herein, none of the corporations or organizations listed below is a parent, subsidiary or other affiliate of the Company. Based on the experiences, attributes and skills of each of the Board's nominees set forth below, which exemplify the sought-after characteristics described above, the Board has concluded that each nominee possesses the appropriate qualifications to serve as a director of the Company.

Rosina B. Dixon, M.D. (age 74). Director since 1995. Chairperson of the Regulatory Affairs Committee and member of the Compensation Committee of the Board. Dr. Dixon has been Medical Director, Advance Biofactures Corp., a pharmaceuticals company in Lynbrook, NY, since January 2012. Prior to that she was Senior Director, Global Pharmacovigilance and Epidemiology at Sanofi-Aventis, a global biopharmaceuticals company located in Bridgewater, NJ from 2006 to 2011. From May 1986 to September 2006 she was a consultant to the pharmaceutical industry. Dr. Dixon previously served as Vice President and Secretary of Medical Market Specialties Incorporated, as well as a member of its Board of Directors. She was also previously Medical Director, Schering Laboratories, Schering-Plough Corporation. Prior to that, Dr. Dixon was Executive Director Biodevelopment, Pharmaceuticals Division, CIBA-GEIGY Corporation. Dr. Dixon had been a member of the Board of Directors of Church & Dwight Co., Inc. since 1979 until her retirement in May 2014.

As Medical Director at Advance Biofactures Corp., Dr. Dixon provides insight into clinical development issues at small pharmaceutical companies. From her previous experience as Senior Director, Global Pharmacovigilance and Epidemiology at Sanofi-Aventis, she has a unique perspective to offer the Company on a variety of issues relating to worldwide utilization, development, and production of active pharmaceutical ingredients. Dr. Dixon has also gained a wealth of knowledge regarding drug compounds and the pharmaceuticals business during her years as a consultant in the industry and while employed by Schering-Plough Corporation and CIBA-GEIGY. With over 30 years of service on the Board of Directors of Church & Dwight Co., Inc., Dr. Dixon has valuable experience with the issues facing a board of directors.

Claes Glassell (65). Director since 2016. Member of the Audit and Regulatory Affairs Committees of the Board. Mr. Glassell was Chief Executive Officer of CMC Biologics, a contract manufacturing organization focused on biologic pharmaceuticals from 2011 through 2015. From 2004 through 2011, Mr. Glassell was Chief Executive officer of Cerus Corp., a publically held medical device company. Before joining Cerus Corp., Mr. Glassell spent over eight years at Cambrex Corporation as President and Chief Operating Officer. From 1989 through 1994, Mr. Glassell was President and CEO of Nobel Chemicals and Senior Vice President of Nobel Industries.

Mr. Glassell has more than 25 years of industry experience, with primary focuses on production of biologic and chemical active pharmaceutical ingredients, cell therapy services, preclinical and clinical development of cancer immunotherapy, and commercial medical devices and consumer goods, giving Mr. Glassell special insight into the day-to-day operations and strategic development of life sciences companies. He has also served on several life science company boards, including Vitrolife AB, Cellartis AB, Nobel Chemicals, Berol Nobel, Cambrex, Cerus, CMC Biologics, Swedish American Chamber of Commerce, and Swedish Chemical Industry Association. This unique combination of extensive operating and board experience, including his long service as a senior executive of our company, makes Mr. Glassell uniquely qualified to be a member of our Board.

Louis J. Grabowsky (age 65). Director since 2015. Member of the Audit Committee and Regulatory Affairs Committee of the Board. Mr. Grabowsky is a co-founder and principal of Juniper Capital Management, a financial sponsor that provides capital to high-growth potential but under-resourced entrepreneurial companies based in the United States. Before founding Juniper Capital Management in October of 2014, Mr. Grabowsky was a partner with Grant Thornton LLP, an accounting firm, where he served as the Chief Operating Officer from 2009 to 2013. Prior to Grant Thornton, Mr. Grabowsky served for a total of 27 years in various positions with Arthur Andersen LLP, including 17 years as a partner. Mr. Grabowsky is currently a member of the Board of Directors of Griffon Corporation, ClubCorp Holdings, Inc. and several academic, civic and charitable organizations.

Mr. Grabowsky brings extensive financial expertise and wide-ranging business competencies to the Board. His experience overseeing risk assessment, accounting and financial reporting for public and other life sciences companies globally provides valuable experience as a member of the Audit Committee.

Bernhard Hampl (67). Director since 2016. Member of the Regulatory Affairs Committee, Dr. Hampl is the President of BKH Pharma Services, a pharmaceutical consultancy firm. From 1996 to 2005 Dr. Hampl was President and CEO of Eon Labs, Inc. in NY, a company specializing in the development, manufacturing and marketing of generic pharmaceuticals. Dr. Hampl currently serves as Co-Chairman of the Board of Softbox Sytems LTD, a UK based company specializing in cold chain shipping. He is also a member of the Board of SiO2 Medical, as well as a member of the scientific advisory Board of Formycon AG, a biotech company in Munich, Germany, and the CEO- Advisory Board of Great Point Partners, an investment firm in Greenwich, CT. Dr. Hampl is also an independent consultant and advisor to Advent International, a global private equity firm. Dr. Hampl attended the School of Pharmacy of the Ludwig Maximilian University of Munich, Germany, and is a registered pharmacist who holds a PhD in Pharmaceutical Chemistry from the same university.

Dr. Hampl brings to the Board over twenty years of experience as an executive in the pharmaceutical industry. His extensive experience in senior management positions and advisory roles, as well as his demonstrated business judgment make Dr. Hampl a valuable member of the Board.

Kathryn Rudie Harrigan (age 66). Director since 1994. Member of the Audit and Regulatory Affairs Committees of the Board. In 1993, Dr. Harrigan became the first Henry R. Kravis Professor of Business Leadership at Columbia University Business School. Dr. Harrigan was previously Professor, Management Division of the Columbia University Business School and Academic Director of the Jerome A. Chazen Institute for International Business and Academic Director of the Strategy Research Center, all at Columbia University. Dr. Harrigan is a founding member of the Strategic Management Society. She has taught in several executive development programs for Columbia Business School, for Management Centre Europe (London and Brussels), Frost & Sullivan (London and Frankfurt), and Business Week Executive Programs (Amsterdam and several U.S. cities). She has taught in the Executive MBA Programs of Seoul National University, Ben-Gurion University, St. Gallen University (Switzerland), and University of Cagliari. In 1989, Dr. Harrigan was elected a Fellow of the Academy of Management and has served on its Board of Governors as well as the Advisory Board of Ronin Development Corporation. She has written for and has served on the Board of Editors of various journals including the Strategic Management Journal, Academy of Management Review (Consulting Editor), Academy of Management Journal, Columbia Journal of World Business, Academy of Management Executive, Journal of Business Strategy, and Journal of Engineering and Technology Management.

Dr. Harrigan's significant academic experiences include educating graduate level students in international and domestic business at top tier business schools and teaching executive development programs in several U.S. cities, the U.K., Germany, Switzerland, and India, earning her the distinction of being named the first Henry R. Kravis Professor of Business Leadership at Columbia University Business School. The depth and breadth of Dr. Harrigan's exposure to complex business issues worldwide makes her a skilled advisor.

Ilan Kaufthal (age 69). Director since formation of the Company in 1983. Chairman of the Compensation Committee and Member of the Audit Committee of the Board. Since 2010 Mr. Kaufthal has been Chairman of East Wind Advisors, a broker dealer. Mr. Kaufthal currently serves as a member of the Boards of Directors of Tronox, Inc., a publicly traded producer of titanium dioxide pigment based in Stamford, CT,, Quinpario Acquisition Corporation 2, a company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, Edmunds.com, a private company and POOF®-Slinky Inc., a branded childrens’ consumer products business. He was Vice Chairman of Investment Banking at Bear, Stearns & Co. Inc. from May 2000 until June 2008. Prior to joining Bear, Stearns & Co. Inc., Mr. Kaufthal was with Schroder & Co. Incorporated as Vice Chairman and head of mergers and acquisitions for thirteen years. Prior thereto, he was with NL Industries, Inc., a firm in the chemicals and petroleum services businesses, as its Senior Vice President and Chief Financial Officer.

With his extensive background in the investment banking community coupled with his business experience as the Chief Financial Officer of NL Industries, Mr. Kaufthal brings a unique perspective to the Board. Mr. Kaufthal's extensive investment banking experience makes him an invaluable advisor, particularly in the context of merger and acquisition activities.

Steven M. Klosk (age 60). Director since 2008. Mr. Klosk joined Cambrex in 1992 and was elected President and Chief Executive Officer of Cambrex and became a member of the Board in May 2008. In 2007 he was appointed Executive Vice President and Chief Operating Officer of Cambrex and assumed the responsibility of the pharmaceutical business. Between 2005 and 2007, Mr. Klosk served as Executive Vice President and Chief Operating Officer of the Pharma and BioPharmaceutical Business Unit. Between 1992 and 2005, he held positions of increasing responsibility including Executive Vice President-Administration. Mr. Klosk currently serves on the Board of Directors of Caladrius (formerly known as NeoStem, Inc.), a publicly traded cell therapy company.

Having served in a variety of increasingly senior positions with the Company, including President and Chief Executive Officer, Executive Vice President-Administration and Chief Operating Officer, Mr. Klosk has a unique perspective on the day-to-day operations and strategic development of Cambrex. In these positions, Mr. Klosk has been responsible for both the operations of the Company and the overall human resources decisions giving him insight into the talent management process as well as the business and operational functions of the organization.

Peter G. Tombros (age 74). Director since 2002. Chairman of the Audit Committee and Member of the Governance Committee of the Board. Since 2006, Mr. Tombros has been Professor, Distinguished Executive in Residence, Eberly College of Science BS/MBA Program, Pennsylvania State University. From 2001 until 2005, he was Chairman of the Board and Chief Executive Officer of VivoQuest, a private biopharmaceutical company. From 1994 to 2001, he served as President and Chief Executive Officer of Enzon Pharmaceuticals. Before joining Enzon Pharmaceuticals, Mr. Tombros spent 25 years with Pfizer, Inc. as Vice President of Marketing, Vice President Corporate Strategic Planning, Senior Vice President and General Manager and as Executive Vice President of Pfizer Pharmaceuticals, Inc. Mr. Tombros was previously Director and Non-Executive Chairman of the Board of Directors of NPS Pharmaceuticals, a publicly traded company, prior to the acquisition by Shire PLC in 2015.

Mr. Tombros has broad operating and board experience in the pharmaceutical industry including big pharma, biotechnology, specialty pharma, generic pharma and clinical research organizations. Mr. Tombros has served on eight different public company boards. He has been both a member and chair of many board committees including audit, compensation, governance and special committees among others. He has also served as Non-Executive Chairman of three of those public company boards. This unique combination of executive operating experience, public board experience, and an academic perspective make him a tremendous asset in assessing financial and strategic issues facing the Company and providing valued advice to the Company, the Board and its committees. Mr. Tombros received the 2015 Financial Times Outstanding Director Award.

Shlomo Yanai (age 64). Director since 2012. Non-Executive Chairman of the Board and Member of the Compensation and Governance Committees of the Board. Mr. Yanai served from 2007 until mid-2012 as President and Chief Executive Officer of Teva Pharmaceutical Industries Ltd., a global generic pharmaceutical leader and one of the top 15 global pharmaceutical companies in the world. From 2003 to 2006, Mr. Yanai was the President and Chief Executive Officer of Makhteshim Agan Industries, a leading global agro-chemicals company. Mr. Yanai also served as a member of the Board of Directors of Bank Leumi Le-Israel, Israel’s second largest bank, LycoRed Natural Products Industries and I.T.L. Optronics Ltd. Until his retirement from the Israeli Army in 2001 at the rank of Major General, Mr. Yanai was the head of the Strategy Planning Branch of General Headquarters of the Israel Defense Forces.

Currently, Mr. Yanai is a member of the Board of Governors of Technion, the Israel Institute of Technology and the International Advisory Board, M.B.A. program of Ben-Gurion University. Mr. Yanai is also Chairman of the Board of Directors of Protalix BioTherapeutics, a biopharmaceutical company focused on the development and commercialization of proprietary recombinant therapeutic proteins and a member of the Board of Directors of Quinpario Acquisition Corporation 2, a company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. He is also an honorary member of the Board of The Institute for Policy and Strategy of the Interdisciplinary Center (IDC), Herzliya.

Mr. Yanai brings global operating experience in the life-science and pharmaceutical industry, including as Chief Executive Officer of one of the largest generic pharmaceutical companies in the world and a leading global agro-chemicals company. Mr. Yanai brings a global perspective to the Board, incorporating his industry and leadership experience. This unique combination of global life-science operating experience, board experience and outstanding achievement and experience in his military career positions him well to make truly valuable contributions to the Board and to management.

Company Policies and Procedures related to Review, Approval and Ratification of Transactions with Related Persons

Pursuant to the Company’s Corporate Governance Guidelines, the Board expects Cambrex directors, officers and employees to act ethically at all times and to adhere to the Company’s Code of Business Conduct and Ethics, including the Company’s policy on Conflicts of Interest. A “conflict of interest” occurs when an individual’s personal interests interfere in any way (or even appear to interfere) with the interests of the Company. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also arise when a director, officer or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.

A potential conflict of interest with respect to a proposed transaction is required to be reported to the Company’s General Counsel and Chief Executive Officer and the Board’s Governance Committee. The Governance Committee will evaluate the circumstances surrounding the potential conflict of interest and recommend action to the full Board, which will consider any such recommendation. The Board is responsible for the ultimate determination as to whether the transaction giving rise to the potential conflict of interest can proceed.

In addition, the Audit Committee is responsible for the review and approval of related-person transactions that are required to be disclosed under Item 404 of Regulation S-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and officers and persons who own more than ten percent of the Company’s Common Stock to file reports of ownership and transactions in the Company’s Common Stock with the SEC. Such directors, officers and ten percent stockholders are also required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms received by it, and on written representations from the Company’s directors and officers that no other reports were required, the Company believes that all Section 16(a) filing requirements applicable to its directors, officers and ten percent stockholders were complied with during the 2016 fiscal year.

CORPORATE GOVERNANCE

The Board is responsible for directing the management of the business and affairs of the Company. The Board holds regular meetings five times each year and holds additional special meetings as necessary. During 2016 the Board held six meetings. Pursuant to Cambrex’s Corporate Governance Guidelines, directors are expected to attend board meetings, stockholder meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. The Board recognizes that occasional meetings may need to be scheduled on short notice when the participation of a director is not possible and that conflicts may arise that may prevent a director from attending a regularly scheduled meeting. The Board expects, however, that each director will make every reasonable effort to keep absences to a minimum. Although participation by telephone conference or other communications equipment is allowed, personal attendance is encouraged. In 2016, each of our then current directors attended all Board meetings and all meetings of Board committees on which they served. All of our then current directors attended the Company’s annual meeting of stockholders in April of 2016.

Our Board has affirmatively determined, after considering all of the relevant facts and circumstances, that all of the directors, other than our President and Chief Executive Officer, Steven M. Klosk, are independent from our management under the standards set forth in the Company’s Independence Standards for Directors, which was adopted by the Board in 2004 and is available on the Investor portion of the Company’s website (www.cambrex.com) and which incorporates the independence standards required by the NYSE. This means that none of the independent directors have any direct or indirect material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. As a result, the Company has a majority of independent directors on the Board as required by the listing standards of the NYSE. The Board has also adopted the Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees of the Company, including the Chief Executive Officer, the Chief Financial Officer and the principal accounting officer. This policy can also be found on the Investor portion of the Company’s website (www.cambrex.com).

Independent directors have regularly scheduled executive sessions in which they meet without the presence of members of management. These executive sessions occur before or after each regularly scheduled meeting of our Board and may also occur in conjunction with special meetings. Shlomo Yanai leads these executive sessions as Non-Executive Chairman of the Board.

Board Leadership Structure

As described in our Corporate Governance Guidelines, the Board believes that the positions of Chief Executive Officer and Chairman of the Board should be separated in order to provide clear separation of leadership of the Board from that of Company management, and the Board has separated such roles accordingly. Since April 2014, Shlomo Yanai has served as our Non-Executive Chairman of the Board.

Risk Oversight

The role of the Board in managing risk at the Company is to have ultimate oversight for the risk management process. Management has day-to-day responsibility for the identification and control of risks facing the Company including timely identifying, monitoring, mitigating and managing those risks that could have a material impact on the Company. Further, management has the responsibility to report these risks as they arise to the Board and its committees and to the Company’s auditors. In addition, the Board has delegated risk oversight to each of its committees within their areas of responsibility. In particular, the Audit Committee focuses on financial risk, including internal controls covering the safeguarding of assets and the accuracy and completeness of financial reporting. As Vice President, General Counsel and Corporate Secretary, Ms. Hanley is responsible for implementing the Company’s compliance and ethics initiatives and updating the Audit Committee as to the effectiveness of those initiatives. The Compensation Committee sets compensation programs for management that take into consideration alignment of management compensation with building stockholder value while avoiding compensation policies that reward excessive risk taking, including adoption of a clawback policy with respect to its executive compensation plans. The Governance Committee oversees the annual Board self-evaluation and director nomination processes in order to ensure a diverse and well balanced Board and provides input to the Board related to the make-up of the Company’s senior management team. Finally, the Regulatory Affairs Committee manages risk related to regulatory compliance and provides oversight with regard to the Company’s compliance with regulatory requirements including Food and Drug Administration and Drug Enforcement Agency requirements, environmental, safety and health requirements at all of its manufacturing facilities as well as regulatory public policy issues facing the Company. These committees meet regularly and report their findings to the Board throughout the year. The Company also maintains insurance policies that would reimburse the Company for a wide range of potential losses that the Company could incur in due course. The Company regularly reviews the levels, terms and conditions of this coverage to ensure they are prudent given the nature and size of the Company’s operations. Management periodically reports to the Audit and Regulatory Affairs Committees regarding the review of the Company’s insurance coverage.

Stockholder Communications with our Board

The Company is committed to providing stockholders and other interested persons with an open line of communication for bringing issues of concern to the Company’s non-management directors.

Any stockholder or interested person may communicate with the Company’s non-management directors as a group by sending a communication to the Board, c/o Corporate Secretary, Cambrex Corporation, One Meadowlands Plaza, 15th Floor, East Rutherford, New Jersey 07073. All communications will be reviewed by the Company’s Corporate Secretary who will send such communications to the non-management directors unless the Corporate Secretary determines that the communication (i) does not relate to the business or affairs of the Company or the function of the Board or its committees, (ii) relates to insignificant matters that do not warrant the non-management directors’ attention or (iii) is not otherwise appropriate for delivery to the non-management directors.

The non-management directors who receive such communication will have discretion to determine the handling of such communication, and if appropriate, respond to the person sending the communication and determine disclosure, which shall be consistent with the Company’s policies and procedures and applicable law regarding the disclosure of information.

The Board has established four standing committees: the Regulatory Affairs Committee, the Governance Committee, the Audit Committee and the Compensation Committee. Each committee has a charter that has been adopted by such committee and approved by the Board. Printable versions of the charters of such committees as well as the Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website (www.cambrex.com), under the “Governance” link of the “Investors” section. The Company will also provide any of the foregoing information in print without charge upon written request to the Corporate Secretary, Cambrex Corporation, One Meadowlands Plaza, 15th Floor, East Rutherford, New Jersey 07073.

REGULATORY AFFAIRS COMMITTEE

Rosina B. Dixon, M.D., Chairperson

Claes Glassell

Louis J. Grabowsky

Bernhard Hampl

Kathryn R. Harrigan

Regulatory Affairs Committee

The Regulatory Affairs Committee, which currently consists of five independent directors, oversees the Company’s compliance with various Food and Drug Administration and Drug Enforcement Agency regulatory requirements and environmental, health and safety affairs. Each year the Regulatory Affairs Committee develops a calendar-year annual schedule for the coming year. The Chair reports the Regulatory Affairs Committee’s actions and recommendations to the full Board following each Regulatory Affairs Committee meeting. The Regulatory Affairs Committee held four meetings during 2016. Mr. Korb, a former director of the Company (and former Chairperson of the Regulatory Affairs Committee), was a member of the Regulatory Affairs Committee from January until April of 2016 and attended two meetings. Mr. Korb was replaced by Mr. Grabowsky in April of 2016, and Mr. Grabowsky attended 2 meetings. Dr. Hampl joined the Regulatory Affairs Committee in January of 2017.

GOVERNANCE COMMITTEE

Leon J. Hendrix, Jr., Chairperson

Ilan Kaufthal

Peter G. Tombros

Shlomo Yanai

Governance Committee

The Governance Committee, which consists of four independent directors as defined by the rules and regulations of the SEC, the listing standards of the NYSE and the Company’s Independence Standards for Directors, is responsible for, among other things, (i) reviewing the composition of the Board to assure that the proper skills and experience are represented on the Board, (ii) identifying candidates qualified to become Board members, and recommending to the Board the nominees to stand for election as directors to the Board at annual stockholder meetings and candidates for newly created directorships and vacancies on the Board, (iii) overseeing the annual evaluation of the Board and management and (iv) developing and reviewing corporate governance principles and recommending changes as necessary. The Charter of the Governance Committee has been adopted by the committee and approved by the Board. Each year the Governance Committee develops a calendar-year annual schedule for the coming year. The Chair reports the Governance Committee’s actions to the full Board following each Governance Committee meeting. The Governance Committee held three meetings in 2016. Mr. Korb, a former director of the Company, was a member of the Governance Committee from January until April of 2016 and attended 2 meetings. Mr. Korb was replaced by Mr. Kaufthal in April of 2016. Mr. Kaufthal attended 1 meeting of the Governance Committee in 2016.

Consideration of Director Nominees

Director Qualifications

The Company’s Corporate Governance Guidelines set forth Board membership criteria. As described above, under these criteria, the Governance Committee seeks to identify a diverse group of candidates for the Board who possess the highest personal and professional ethics, integrity and values and are committed to representing the long-term interests of the stockholders. The committee conducts an annual review of the Corporate Governance Guidelines and a self-assessment of the Board. As part of such review, if necessary, the Governance Committee has the discretion to recommend to the Board a modification to the Board membership criteria and make up.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. In general, directors should not serve on more than four other boards of public companies in addition to the Cambrex Board, but current positions in excess of these limits may be maintained unless the Board determines that doing so would impair the director’s service on the Cambrex Board.

Identifying and Evaluating Nominees for Directors

The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, and the Governance Committee concludes that the vacancy should be filled, it will consider various candidates for the vacancy. Candidates may come to the attention of the Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Governance Committee, and may be considered at any point during the year. The Governance Committee also considers properly submitted stockholder nominations for candidates for the Board. In addition to the standards and qualifications set out in the Company’s Corporate Governance Guidelines, the Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, experience with the Company, the balance of management and independent directors, the need for Audit Committee or other expertise and the evaluations of other prospective nominees. There are no differences in the manner in which the Governance Committee evaluates nominees for director based on whether or not the nominee is recommended by a stockholder.

Stockholder Nominees

The Governance Committee will consider nominees recommended by stockholders in accordance with the Company’s bylaws. Such recommendations for the 2018 Annual Meeting of Stockholders should be sent to the Corporate Secretary of the Company in accordance with the procedures described under the heading “Stockholder Proposals for 2018.” Nominees recommended by stockholders in accordance with these procedures receive the same consideration as any other proposed nominees.

AUDIT COMMITTEE

Peter G. Tombros, Chairperson

Claes Glassell

Louis Grabowsky

Kathryn R. Harrigan

Audit Committee

The Audit Committee consists of four independent directors. The Board has determined that each member of the Audit Committee (i) is independent within the meaning of the rules and regulations of the SEC, the NYSE listing standards and the Company’s Independence Standards for Directors; and (ii) satisfies the financial literacy requirements of the NYSE listing standards. The Board has also determined that Mr. Peter G. Tombros, Audit Committee Chairperson and an independent director, is an “audit committee financial expert,” as that term is defined by current SEC rules.

The role of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee (i) the integrity of the Company’s financial reporting process; (ii) the Company’s systems of internal accounting and financial controls; (iii) the annual independent audit of the Company’s financial statements; (iv) the independent registered public accountant’s qualifications and independence; and (v) the Company’s compliance with legal and regulatory requirements. The Audit Committee’s role is one of oversight and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements and that the Company’s independent registered public accountants are responsible for auditing those financial statements.

Each year the Audit Committee develops a calendar-year annual schedule for the coming year. The Chair reports the Audit Committee’s actions and recommendations to the full Board following each Audit Committee meeting. The Audit Committee met individually with management, with BDO, the Company’s independent registered public accountants, and with the Company’s outsourced internal auditors, as appropriate. The Audit Committee met four times in 2016. Mr. Korb, a former director of the Company, was a member of the Audit Committee from January until April of 2016 and attended two meetings.

The Audit Committee reviewed and had discussions with Company management and BDO regarding the quarterly and annual financial statements, including a discussion of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee also reviewed and had discussions with BDO regarding the matters required to be discussed by AS 1301. Further, the Audit Committee received the written disclosures and the letter from BDO required by Public Company Accounting Oversight Board Rule 3526 (Independence Discussions with Audit Committees) and has discussed such disclosures and letter with representatives of BDO regarding its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Peter G. Tombros, Chairperson Claes Glassell Louis Grabowsky Kathryn R. Harrigan

COMPENSATION COMMITTEE

Ilan Kaufthal, Chairperson

Rosina B. Dixon, M.D.

Leon J. Hendrix, Jr.

Shlomo Yanai

Compensation Committee

The Compensation Committee, which consists of four independent directors, conducts reviews of the Company’s general and executive compensation policies and strategies and oversees and evaluates the Company’s overall compensation structure and programs. The Board has determined that each member of the Compensation Committee is (i) independent within the meaning of the rules and regulations of the SEC, NYSE listing standards and the Company’s Independence Standards for Directors; and (ii) is a “non-employee director” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934 and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. Each year the Compensation Committee develops a calendar-year annual schedule for the coming year. The Chair reports the Compensation Committee’s actions and recommendations to the full Board following each Compensation Committee meeting. The Compensation Committee held five meetings during 2016.

The Compensation Committee’s role is to work with executive management in developing a compensation philosophy. The Compensation Committee determines compensation for the President and Chief Executive Officer and reviews and approves compensation and bonus programs for all senior executives. Compensation recommendations for senior executives other than the President and Chief Executive Officer are initiated by the President and Chief Executive Officer for discussion and decision by the Compensation Committee. The Compensation Committee also oversees the Company’s general employee benefit programs, including the Company’s employee equity plans. The Compensation Committee also annually conducts a self-evaluation of its own performance for the prior year in order to encourage continuous improvement. For its self-evaluation the Compensation Committee referred to materials provided by the Governance Committee. The Compensation Committee conducts these reviews and the self-evaluation annually.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2016 were Rosina B. Dixon, Leon J. Hendrix, Jr., Ilan Kaufthal and Shlomo Yanai, each of whom is a non-employee independent director. No member of the Compensation Committee had any direct or indirect material interest in a transaction of the Company or a business relationship with the Company, in each case that would require disclosure under Item 404 of Regulation S-K.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

This Report is provided by the following non-employee independent directors who comprise the Compensation Committee.

Ilan Kaufthal, Chairperson Leon J. Hendrix, Jr. Rosina B. Dixon, MD Shlomo Yanai

COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion and analysis of our executive compensation program and compensation decisions made for the fiscal year ended 2016. This discussion relates to the executive officers named in the Summary Compensation Table included within the Compensation and Discussion Analysis section of the Proxy Statement. We refer to these officers as the “Named Executive Officers.”

The following discussion includes statements regarding performance targets with respect to our executive compensation program.

Executive Summary

The aim of our executive compensation program is to deliver competitive compensation and benefit plans that support our objective to attract, motivate and retain high-quality executives and reward them for performance that generates long-term shareholder value. We endeavor to reward our Named Executive Officers equitably and competitively through an appropriately structured mix of base salary, short-term and long-term incentives, employee benefits, career growth and development opportunities. A significant portion of our executive compensation program takes the form of incentive compensation with a direct relationship to the Company’s operating and share price performance. Our belief is that this balance of compensation and development components serves to drive company performance and promotes executive retention.

Our Named Executive Officers for our fiscal year ended December 31, 2016, were the following individuals:

●	Steven M. Klosk, President and Chief Executive Officer
●	Gregory P. Sargen, Executive Vice President, Corporate Development and Strategy and Former Chief Financial Officer (1)
●	Shawn P. Cavanagh, Executive Vice President and Chief Operating Officer
●	Samantha M. Hanley, Vice President, General Counsel and Corporate Secretary

(1) On January 4, 2017, we announced the appointment of Mr. Sargen to the newly created role of Executive Vice President, Corporate Development and Strategy, effective January 20, 2017. On the same date, Tom Vadaketh became our new Chief Financial Officer pursuant to the terms of an offer letter dated December 30, 2016, which is described in the Form 8-K filed by us on January 4, 2017. However, references below to the Chief Financial Officer providing input regarding 2016 compensation-related matters should be read to refer to Mr. Sargen, who served as our Chief Financial Officer throughout 2016.

Objectives of our Executive Compensation Program

We seek through our executive compensation program to attract, motivate and retain talented executives with the requisite skills and abilities to enable the Company to achieve superior results. In order to promote achievement of these objectives, we do the following:

●

Offer a Competitive Compensation Package. We seek to provide a total compensation package, including base salary, cash incentives and long-term incentive awards, which is competitive relative to our peer group for the markets in which Cambrex competes for executive talent.

●

Reward performance. We place a strong emphasis on results, and therefore a significant portion of our executives’ compensation package is performance-based compensation, including cash incentives and long-term incentive awards, that is designed to reward executives for achievement of the Company’s goals, as well as the executives’ contributions to the achievement of those goals. Our compensation philosophy is to reward decision making that achieves superior operating results.

●

Align the interests of our executives with those of our shareholders. A significant portion of our compensation program is in the form of long-term incentive awards, which serve to align the interests of our executives with those of our shareholders by rewarding executives for increasing shareholder value. Our executive compensation program is designed to foster a culture of ownership and accountability, enabling our executives to share meaningfully in long-term increases in shareholder value.

Highlights of our Corporate Governance Practices

To promote robust corporate governance practices, our executive compensation program incorporates the following key features:

●

Pay-for-Performance: A substantial proportion of our executive compensation program is tied to performance and therefore, is at risk and not guaranteed. Actual earned compensation requires attainment of specified Company performance targets and is determined based on the executive’s performance against applicable Company performance objectives.

●

Balanced Compensation Design: Our executive compensation program is designed to support the Company’s business strategy and to incentivize our executives to act in alignment with our shareholders’ interests and to reward them for outcomes that benefit our shareholders.

●

Peer Group Selection: Cambrex conducts an annual review of our compensation peer group as a means to ensure that the number of peer companies is appropriate and each peer company continues to be similar to Cambrex in annual revenue and industry and that our selected peers are competitors for customers and/or executive talent.

●

Compensation Benchmarking: Cambrex performs benchmarking exercises on a recurring basis to make certain that its executive compensation program offers an appropriately balanced mix of fixed versus variable compensation and to make sure that our overall compensation levels are in line with those offered by companies with which we compete for customers and/or executive talent.

●

Proactive Management of Share Utilization: During the course of the year, Cambrex routinely reviews and projects share utilization to make certain that sound overhang and annual run rate levels are in place. This data is shared with the Compensation Committee on a regular basis for the evaluation of current levels of dilution and to understand the effect of dilution as a factor in the future design of the Company’s equity program.

●

Robust Hedging and Pledging Policy: Under the Company’s Securities Transactions Policy, all persons covered by the policy (including each of our Named Executive Officers) are prohibited from engaging in short sales with respect to shares of our Common Stock or derivatives transactions with respect to our securities (including buying or selling, put, call or other options, other than under a Company benefit or incentive plan). In addition, persons covered by the policy (including each of our Named Executive Officers) are prohibited from pledging the Company’s securities as collateral for a loan or holding the Company’s securities in a margin account.

●

Executive Stock Ownership Guidelines: The stock ownership guidelines, which apply to our most senior executive officers, promote the alignment of the long-term interests of the covered executive officers with the long-term interests of the Company’s stockholders, reduce incentives for risk-taking that could be motivated principally by short-term share price appreciation , and further promote our commitment to sound corporate governance.  The stock ownership guidelines provide that our President and Chief Executive Officer must own shares of the Company’s Common Stock valued at three times his base salary and each of our Executive Vice Presidents must own shares of the Company’s Common Stock valued at one times his base salary, in each case, by February 23, 2021 (other than Mr. Vadaketh, who will need to comply with the stock ownership guidelines by January 20, 2022).  As of February 16, 2017, each of our covered executive officers (other than Mr. Vadaketh, who began his employment with us on January 20, 2017) owned shares with an aggregate value that exceeded his applicable threshold under these stock ownership guidelines.

Determination of Competitive Compensation

The Compensation Committee determines the compensation of our President and Chief Executive Officer, as well as the compensation of our other Named Executive Officers. Our President and Chief Executive Officer provides recommendations to the Compensation Committee on the compensation of the Named Executive Officers (other than for himself), and consults with the Compensation Committee regarding such recommendations. Our Chief Financial Officer, General Counsel and lead human resources executive assist our President and Chief Executive Officer in preparing recommendations to the Compensation Committee regarding key elements of our executive compensation program. Further, the human resources department assembles compensation information relating to the Named Executive Officers, including information about the compensation practices at our peer group companies, for the Compensation Committee’s consideration.

In determining compensation, the Compensation Committee reviews each Named Executive Officer’s total compensation package, including salaries, target annual and long-term incentives, retirement benefits, severance arrangements and change of control arrangements. The Committee also evaluates each Named Executive Officer’s contributions to the Company’s performance and benchmarking data, economic and market conditions. As part of establishing compensation policies and making compensation determinations, the Compensation Committee also considers feedback received from our shareholders, which includes the results of the advisory votes at our most recent annual meeting. The Compensation Committee considered the favorable results of the 2015 shareholder advisory vote on executive compensation as one of several factors in maintaining the overall design of our executive compensation program for 2016. As supported by our stockholders, the Board has determined to hold a vote annually on our executive compensation program until the next frequency vote, which is being held in connection with the Annual Meeting. In connection with the Annual Meeting, the Board has recommended that our stockholders approve, on an advisory basis, continued annual voting by stockholders on our executive compensation program.

Peer Group Comparison Data

For 2016, the Company’s human resources department updated benchmark data that had been prepared for the Compensation Committee for 2015. We use Kenexa’s CompAnalyst ExecComp system, which is utilized by many independent compensation consultants, to determine an appropriate peer group, analyze executive compensation, and to facilitate the compilation and review of benchmark data from companies in our peer group. This process serves to help ensure that our executive compensation program is competitive and in line with market practice among our peer group.

After considering a variety of factors, including the updated compensation information prepared by the Company, as well as with input from the President and Chief Executive Officer and Chief Financial Officer, the Compensation Committee determined the applicable 2016 benchmarking targets. For 2016, the Compensation Committee concluded that for each of our Named Executive Officers it was appropriate to evaluate total direct compensation targets (i.e., salary, annual cash incentives and long-term incentives) against the compensation of similarly situated executives at companies within a specified peer group. The Compensation Committee considers the executive’s experience, qualifications, historical performance and other factors when determining whether compensation targets should be below, at, or above the peer group median for each Named Executive Officer. The peer group for 2016 consisted of the following 15 publicly-traded life sciences companies that are similar in size to the Company (that is, within a 2015 revenue range of $160M to $985M with the median revenue being $485M), and are competitors for customers and/or executive talent:

Aceto Corporation	Emergent Biosolutions Inc.

Acorda Therapeutics Inc.	Genomic Health Inc.

Akorn Inc.	Lannett Company, Inc.

Albany Molecular Research, Inc.	Luminex Corporation

Balchem	Omnicell, Inc.

Bio- Techne Corporation	Prestige Brands Holdings, Inc.

Cepeid	Spectrum Pharma

Depomed Inc.

Composition of the 2016 peer group remained unchanged from the peer group used in 2015 with the exception of the following: Lannett Company Inc. replaced Affymetrix Inc., which was acquired by ThermoFisher Scientific Inc. Spectrum Pharmaceuticals Inc. replaced Sequenom Inc. due to Sequenom’s relatively small size (as measured by total revenue) in comparison to the remainder of the peer group, whereas the total revenue of Spectrum Pharmaceuticals Inc., although still lower than our total revenue, was closer to the median of our peer group and thus a better example of a company with which we might compete for talent.

Elements of Compensation

The following summarizes the various elements of the total compensation package of our executives, including the Named Executive Officers:

Base Salary

The Compensation Committee reviews the base salaries of our Named Executive Officers annually to ensure, subject to any applicable contractual limitations, that they are competitive and fairly compensate the Named Executive Officers for their roles with the Company. The Compensation Committee generally targets a base salary level for each Named Executive Officer at or near the median base salary of similarly situated executives of our peer group of companies, but also considers, on a subjective basis, the Named Executive Officer’s effectiveness in his or her role, the overall nature, level and complexity of his or her responsibilities, and his or her tenure in the role. The Compensation Committee also considers the recommendations of the Chief Executive Officer (other than for his own base salary).

In January 2016, after reviewing the base salary of our General Counsel in light of her performance, peer group data, total cash compensation, and the other factors described above, the Compensation Committee approved an annual base salary increase for Ms. Hanley from $280,000 to $310,000. The increase took effect January 1, 2016, which was approximately 12 months from the last adjustment in connection with Ms. Hanley’s promotion to that role.

Performance-Based Compensation

Annual performance-based compensation and long-term incentive awards comprise a significant portion of the compensation we pay to our Named Executive Officers. These compensation components are essential to our pay-for-performance philosophy, which seeks to base compensation on (i) the level of achievement of the Company’s strategic and financial goals (as well as a Named Executive Officer’s contributions towards the achievement of those goals), and (ii) the creation of shareholder value over the long-term.

Annual Cash Incentive Awards

Each year the Compensation Committee, in consultation with the President and Chief Executive Officer and the Chief Financial Officer, establishes performance metrics and related targets for the Company’s Named Executive Officers. At year end, the attainment of results, measured against the Named Executive Officers’ targets, is reviewed and the cash incentive award is approved by the Compensation Committee.

The following table reflects the minimum, target and maximum levels for the Company-based performance metrics used in calculating 2016 incentive awards for each of our Named Executive Officers:

($ in millions)

Performance Metric	Minimum	Target	Maximum	Weight
Revenue Growth	8%	10%	12%	30%
EBITDA	$142.0	$145.0	$148.0	50%
Free Cash Flow	$62.0	$67.0	$72.0	20%

The “Revenue Growth” metrics set forth in the table above were based on the Company’s 2015 revenue amount, excluding, in each case, the impact of changes in foreign exchange rates. Using Revenue Growth as a metric motivates executives to execute on strategies and policies and to make good operating decisions to maximize growth over the course of the year. “EBITDA” is a non-GAAP measure that is defined by the Company as operating profit from continuing operations plus depreciation and amortization, in each case as reported in our Annual Report on Form 10-K, and further adjusted as indicated in the last sentence of this paragraph. We have found that EBITDA, used as a proxy for a company’s current operating profitability, is an effective proxy for cash flow and is readily understood by our employee population. Further, EBITDA is utilized by investors and other consumers of our financial statements as a supplement to other financial metrics (including revenue and free cash flow) which, when reviewed with our GAAP results and the associated reconciliation, we believe provides additional data that is useful to obtain an understanding of the variables and developments influencing our business. The Company became debt-free on January 29, 2016, and replaced “Net Debt” with Free Cash Flow as a performance metric for 2016. Free Cash Flow is calculated as operating cash flow minus capital expenditures. Free Cash Flow is representative of the cash that a company is able to amass after the expenditures required to sustain or grow its asset base. All metrics exclude any restructuring costs, the impact of acquired or divested companies during the year and related transaction costs, the results of discontinued operations, and charges related to pension settlements.

The amount of each Named Executive Officer’s annual cash incentive compensation is based on a percentage of the Named Executive Officer’s base salary, prorated for the weight accorded to each metric. For performance below the minimum threshold, no incentive award is paid. For each Named Executive Officer (other than Ms. Hanley as described below), up to 40% of base salary would generally be payable as an annual cash incentive award if minimum threshold performance is achieved, up to 60% of base salary would generally be payable if performance met the target threshold, and up to 200% of base salary would generally be payable if performance met or exceeded the maximum threshold. The percentages of base salary related to minimum, target and maximum level performance for Ms. Hanley are 20%, 40% and 80%, respectively. For performance levels between thresholds, the potential award percentage for each metric is interpolated on a straight line basis. The Compensation Committee retains discretion to adjust downward the payout under the annual cash incentive plan based on its subjective assessment of the Company’s and/or the individual Named Executive Officer’s performance for the year. The Compensation Committee does not establish formal goals or objectives for the Named Executive Officers with regard to individual performance. For 2016 the Compensation Committee did not make any discretionary negative adjustments to the annual cash incentive awards.

For 2016, the Company had Revenue Growth of 12.2%, EBITDA of $153.3 million and Free Cash Flow of $84.9 million, consistent with how each metric is defined above and in each case exceeding the applicable maximum threshold. This overall performance yielded an annual cash incentive award of 200% of base salary for the following Named Executive Officers in the amounts shown: Mr. Klosk – $1,300,000, Mr. Cavanagh – $1,000,000, and Mr. Sargen – $940,000, and 80% of base salary for Ms. Hanley in the amount of $248,000.

Long Term Incentive Awards

The Compensation Committee views long-term incentive awards as an integral component of our compensation program, promoting executive retention and creation of long-term shareholder value by aligning the interests of Named Executive Officers with those of our shareholders. The Compensation Committee uses the median of long-term incentive awards granted by the peer group as a reference point when evaluating long-term incentive awards as part of the Named Executive Officers’ overall compensation. While the peer group data for the Named Executive Officer’s position is the key factor in determining the amount of long-term incentive awards, the Compensation Committee also considers such factors as the Named Executive Officer’s effectiveness in his role, the amounts of prior awards, the overall nature, level and complexity of his responsibilities, his tenure in the role, and to the extent that it is a limiting factor, the number of shares available to be granted under shareholder approved equity incentive plans.

Each of our Named Executive Officers received long-term incentive awards in 2016. These awards consisted of stock options and stock-settled performance share units (“PSUs”) granted under the Company’s 2009 Long Term Incentive Plan for Messrs. Klosk, Cavanagh and Sargen and stock options for Ms. Hanley. The Compensation Committee chose to grant stock options to provide these Named Executive Officers with an incentive to drive long-term appreciation in the value of the Company’s stock for the benefit of shareholders. Stock options provide value to the recipient only if the price of the Company’s Common Stock increases above the option’s exercise price, which is set at the fair market value of the Common Stock on the date of the grant. The Compensation Committee also chose to grant PSUs to Messrs. Klosk, Cavanagh and Sargen to reward these executives for our performance compared to the performance of publicly-traded life sciences companies competing in the same industry as the Company. Typically, our PSUs are based on three-year performance measures and are not paid out until after the third anniversary of the grant date. Our stock options generally vest in equal increments over a four-year period at each annual anniversary of the grant date. These vesting schedules and vesting conditions apply to the PSUs and stock options granted in 2016. Both stock options and PSUs are subject to a Named Executive Officer’s continued employment through the applicable vesting date, but may vest sooner in whole (in the case of stock options) or in part (in the case of PSUs) upon a change of control or, in the case of PSUs, in the event of termination under certain circumstances of the grantee’s employment.

In October 2016, Messrs. Klosk, Cavanagh, Sargen, and Ms. Hanley received grants of 50,000 stock options, 35,000 stock options, 30,000 stock options, and 25,000 stock options, respectively, each with an exercise price set at $40.65. The Company sets exercise prices for each option grant at the mean price between the daily high and low trading prices for its Common Stock on the option’s grant date.

The 2016 PSU awards provide the Named Executive Officer the right to receive a certain number of shares of the Company’s Common Stock in the future, the amount of which depends on the Company’s level of achievement of revenue growth and EBITDA growth as compared to the revenue growth and EBITDA growth of the members of a specified peer group of companies over a specified performance period. For purposes of the PSU awards made to Named Executive Officers in 2016, the peer group against which Cambrex’s performance will be measured consists of those companies with 2015 revenues between ten percent (10%) and seven hundred and fifty percent (750%) of the Company’s 2015 revenues that are contained in the GICS Code of 352030, Life Sciences Tools and Services, as of the first day of the month in which an award was granted and for which the relevant metrics are calculable. For purposes of measuring relative revenue and EBITDA growth as applied to our PSU awards, we determined that it was appropriate to use a broader group of competitors within our industry than we use for our executive compensation program generally because we believe that many of our investors are likely to view investing in those companies as potential alternatives to investing in Cambrex. While there is overlap between that group and our general executive compensation peer group, as described above, the latter group is more narrowly focused on companies that we believe are more likely to be direct competitors for talent, which we think is more appropriate for consideration in setting executive compensation levels.

In October 2016, the Company granted PSU awards for up to a maximum of the following number of shares of our Common Stock to the following Named Executive Officers: Mr. Klosk – 50,000 shares; Mr. Cavanagh – 35,000 shares; Mr. Sargen – 30,000 shares. The period for measuring performance for the PSUs is generally the one-year period beginning on the second anniversary of the first day of the month in which an award was granted. The components for measuring performance are Revenue and EBITDA. Each of these performance metrics is weighted at 50%. Revenue and EBITDA during this one-year period are compared to the one-year period ending the month before the grant date. The grantee will earn up to 25% of the maximum value of the award if the Company performs at the 25th percentile of the peer companies, up to 50% of the maximum value of the award if the Company performs at the 50th percentile and up to 100% of the maximum value of the award if it performs at the 75th percentile. For performance levels between thresholds, the amount payable under the award is determined by interpolating on a straight line basis between the higher and lower thresholds. If the Company’s performance falls below the 25th percentile for revenue growth or EBITDA growth over the three-year period, the grantee will receive no payment under the award in respect of such metric. The maximum value of the award would be payable in the event that the Company performed at or above the 75th percentile for both metrics over the three-year period.

Severance and Change of Control Agreements

Cambrex has entered into employment and change of control agreements with certain Named Executive Officers, which are discussed in detail below in the section entitled “Potential Payments Upon Termination or Change of Control.” Also detailed in that section are the potential payouts for each of the Named Executive Officers under a variety of potential termination scenarios covered by the agreements. Those potential payouts are part of the total compensation package for each Named Executive Officer reviewed by the Compensation Committee each year, and are designed to provide for continuity of management in the event of actual or potential change in control of the Company. The agreements also include non-competition provisions that bind our Named Executive Officers and which may not otherwise be part of the employment relationship. The Company did not amend any existing employment or change of control agreements with any Named Executive Officers in 2016.

Retirement Plans

The Company maintains the Cambrex Corporation Savings Plan (the “Savings Plan”), which is a defined contribution retirement savings plan intended to be qualified under Section 401(a) of the Internal Revenue Code (the “Code”). Cambrex’ s U.S.-based employees are able to defer to the Savings Plan on a pre-tax basis up to the lesser of 50% of their annual salary or the limit prescribed by the Code. The Company matches 100% of the first 3% and 50% of the next 3% of a participant’s pay that he or she defers. The Company’s matching contributions vest in 20% increments based on a participant’s years of employment with the Company, with full vesting after five years. Each of our Named Executive Officers participated in the Savings Plan in 2016. The Company believes the Savings Plan is a key employee benefit that serves to attract and retain employees, including our Named Executive Officers.

The Company also maintains the Retirement Plan for Cambrex Employees (the “Qualified Plan”), a tax-qualified defined benefit pension plan, and the Supplemental Executive Retirement Plan (the “SERP”), a non-qualified defined benefit pension plan, both of which were frozen in 2007. Messrs. Klosk and Cavanagh participate in these plans due to their pre-2007 service.

Tax Considerations

Section 162(m) of the Code generally limits to $1 million the amount that Cambrex may deduct for federal income tax purposes in any calendar year in respect of compensation for the year for any of its chief executive officer and up to the three highest paid named executive officers other than the chief financial officer. In determining awards as part of our compensation program, the Compensation Committee generally takes into account the availability of a tax deduction for the awards but it views tax deductibility as only one of several factors that bear upon the appropriateness of particular compensation decisions. The Compensation Committee reserves the right to grant awards that may be nondeductible in whole or in part where it determines that the award is otherwise consistent with the Company’s compensation philosophy and the interests of the Company.

Clawback Requirements

In the event that we are required to prepare an accounting restatement as a result of misconduct, to the extent required by law, our Chief Executive Officer and Chief Financial Officer are required under certain circumstances to reimburse the Company for bonuses, other incentive-based or equity-based compensation, and profits realized on the sale of our securities. In the future, we expect to adopt a policy on recovery of incentive-based compensation to conform to the applicable requirements of rulemaking under Section 10D of the Securities Exchange Act of 1934.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table for 2016, 2015 and 2014

The following table shows for fiscal years 2016, 2015, and 2014 the compensation awarded, paid to, or earned by the Named Executive Officers.

Name and Principal Position	Year	Salary[1] ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compensation[4] ($)	Change in Pension Value[5] ($)	All Other Compensation[6] ($)	Total Compensation
Steven M. Klosk	2016	$650,000	$1,016,250	$777,985	$1,300,000	$26,318	$11,925	$3,782,478
President & Chief Executive Officer	2015	$591,667	$1,033,875	$834,825	$1,300,000	$-10,831	$11,925	$3,761,461
	2014	$550,000	$712,400	$579,496	$1,100,000	$102,247	$11,700	$3,055,843

Shawn P. Cavanagh	2016	$500,000	$711,375	$544,590	$1,000,000	$12,015	$11,925	$2,779,905
Executive Vice President and Chief Operating Officer	2015	$473,021	$723,713	$584,378	$1,000,000	$-8,823	$11,925	$2,784,214
	2014	$450,312	$356,200	$289,748	$907,500	$46,777	$11,700	$2,062,237

Gregory P. Sargen	2016	$470,000	$609,750	$466,791	$940,000	$0	$11,925	$2,498,466
Executive Vice President and Chief Financial Officer	2015	$446,667	$620,325	$500,895	$940,000	$0	$11,925	$2,519,812
	2014	$427,500	$267,150	$217,311	$860,000	$0	$11,700	$1,783,661

Samantha Hanley	2016	$310,000	$0	$388,993	$248,000	$0	$11,925	$958,918
Vice President, General Counsel and Corporate Secretary	2015	$275,000	$0	$551,887	$224,000	$0	$11,925	$1,062,812
	2014	$197,917	$0	$72,437	$100,000	$0	$8,723	$379,077

[1]	Salary. Cambrex's fiscal year ends December 31.

[2]

Stock Awards. Amounts reflect the aggregate grant date fair value of the PSU awards granted to each Named Executive Officer computed in accordance with FASB ASC Topic 718. The grant date fair value of PSUs assumes performance at the target level, which would result in the delivery of 25,000, 17,500 and 15,000 shares with respect to the awards for Mr. Klosk, Mr. Cavanagh, and Mr. Sargen, respectively. Assuming performance at maximum levels, the grant date fair values (determined in accordance with FASB ASC Topic 718) of the PSUs granted to Mssrs. Klosk, Cavanagh and Sargen in 2016 would have been $2,032,500, $1,422,750 and $1,219,500 respectively. The Long Term Incentive Awards section within the Compensation Discussion and Analysis section of this document includes further explanation of PSUs and refers to the number of units that can be earned at different levels of performance.

[3]

Option Awards. Amounts reflect the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The option award values are calculated as of the grant date based on the number of options granted using a Black-Scholes calculation of fair value that the Company uses to calculate compensation expense. With respect to the 2016 option awards, the assumptions for the valuation are set forth in Note 17 of the Company's financial statements included in the Form 10-K filed with the SEC on February 3, 2017. With respect to the 2015 option awards, the assumptions for the valuation are set forth in Note 16 of the Company's financial statements included in the Form 10-K filed with the SEC on February 9, 2016. With respect to 2014 option awards, the assumptions for the valuation are set forth in Note 16 of the Company's financial statements included in the Form 10-K filed with the SEC on February 6, 2015.

[4]	Non-Equity Incentive Plan Compensation. The 2016 amounts reflect the entire annual cash incentive plan awards paid in February 2017 for fiscal year 2016 performance.

[5]

Change in Pension Value and Non-Qualified Deferred Compensation Earnings. This column shows the aggregate change in the actuarial present value of Mr. Klosk's and Mr. Cavanagh's accumulated benefits under all of our defined benefit pension plans. Benefits earned under the Qualified Plan and the SERP were frozen in 2007 for all participants, and therefore amounts included within this column represent only the change in discounted present values of benefits due to changes in long term interest rates or other actuarial assumptions. For more information regarding accrued benefits under our pension plans, see the “Pension Benefits” table.

[6]	All Other Compensation. For 2016, the amount shown for Messrs. Klosk, Cavanagh, Sargen and Ms. Hanley represents a Savings Plan match of $11,925.

Grant of Plan-Based Awards Table for 2016

The following table contains information concerning each grant of an award made to each of the Named Executive Officers for 2016 under any plan.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Closing Price of Shares	Grant Date Fair Value of Stock and
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Underlying Options (#)	Option Awards[3] ($/Sh)	Underlying Awards[4] ($/Sh)	Option Awards[5] ($)
Steven M. Klosk			$260,000	$390,000	$1,300,000
	PSU	10/26/16				12,500	25,000	50,000				$1,016,250
Stock Options		10/26/16							50,000	$40.65	$41.10	$777,985
Shawn P. Cavanagh			$200,000	$300,000	$1,000,000
	PSU	10/26/16				8,750	17,500	35,000				$711,375
Stock Options		10/26/16							35,000	$40.65	$41.10	$544,590
Gregory P. Sargen			$188,000	$282,000	$940,000
	PSU	10/26/16				7,500	15,000	30,000				$609,750
Stock Options		10/26/16							30,000	$40.65	$41.10	$466,791
Samantha Hanley			$62,000	$124,000	$248,000
Stock Options		10/26/16							25,000	$40.65	$41.10	$388,993

[1]

Non-Equity Incentive Plan amounts reflect threshold, target and maximum award amounts established for fiscal year 2016 under the Company's annual cash incentive plan. The actual amounts earned for 2016 performance and paid in February of 2017 are reported on the Summary Compensation Table. Information on the performance metrics applicable to these awards under our annual cash incentive plan is included in the “Annual Cash Incentive Awards” section of the Compensation Discussion and Analysis.

[2]

Equity Incentive Plan Awards reflect the PSUs granted to Messrs. Klosk, Cavanagh and Sargen on October 26, 2016. Details of the performance criteria are included in the “Long-Term Incentive Awards” section of the Compensation Discussion and Analysis.

[3]	Option exercise price is calculated as an average of the high and low trading price of the Company's Common Stock on the date that the option is awarded.

[4]	Represents grant date closing price of shares underlying option and PSU grants.

[5]

Amounts reflect the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. For 2016, amounts shown for Messrs. Klosk, Cavanagh and Sargen include the grant date fair value of PSUs, which each executive has the opportunity to earn based on the Company achieving the target, or 50th percentile, performance level for revenue growth and EBITDA growth over a three-year period as measured against a peer group. The value of Mr. Klosk's, Mr. Cavanagh's and Mr. Sargen's PSU awards represents the grant date value at the target level of 25,000, 17,500 and 15,000 shares, respectively. The Long Term Incentive Awards section within the Compensation Discussion and Analysis section of this document includes further explanation of PSUs and refers to the number of shares that can be earned at different levels of performance. Stock option values represent the same Black-Scholes value as used to calculate compensation expense. The assumptions for the Black-Scholes values are set forth in Note 17 of the Company's financial statements included in the Form 10-K filed with the SEC on February 3, 2017.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table discloses information regarding stock options, stock that has not vested and equity incentive plan awards for each Named Executive Officer outstanding as of December 31, 2016.

	Option Awards					Stock Awards
		Number of Shares Underlying unexercised Options (#)				Equity Incentive Plan Awards: Number of Unearned Shares, Units,	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or
Name	Grant Date	Exercisable	Unexercisable[1]	Option Exercise Price[2]	Option Expiration Date	or Other Rights That Have Not Vested[3]	Other Rights That Have Not Vested[3]
Steven M. Klosk	10/18/11	100,000	-	$5.7200	10/18/18
	10/24/12	80,000	-	$12.4600	10/24/19
	10/28/13	60,000	20,000	$16.9050	10/28/20
	10/22/14	40,000	40,000	$17.8100	10/22/21	40,000	$2,158,000
	10/21/15	12,500	37,500	$41.3550	10/21/22	25,000	$1,348,750
	10/26/16	-	50,000	$40.6500	10/26/23	25,000	$1,348,750
Shawn P. Cavanagh	10/28/13	-	10,000	$16.9050	10/28/20
	10/22/14	-	20,000	$17.8100	10/22/21	20,000	$1,079,000
	10/21/15	8,750	26,250	$41.3550	10/21/22	17,500	$944,125
	10/26/16	-	35,000	$40.6500	10/26/23	17,500	$944,125
Gregory P. Sargen	10/28/13	-	7,500	$16.9050	10/28/20
	10/22/14	-	15,000	$17.8100	10/22/21	15,000	$809,250
	10/21/15	7,500	22,500	$41.3550	10/21/22	15,000	$809,250
	10/26/16	-	30,000	$40.6500	10/26/23	15,000	$809,250
Samantha Hanley	10/24/12	1,500	-	$12.4600	10/24/19
	10/28/13	2,500	2,500	$16.9050	10/28/20
	10/22/14	2,500	5,000	$17.8100	10/22/21
	01/28/15	3,750	11,250	$22.4950	01/28/22
	10/21/15	6,250	18,750	$41.3550	10/21/22
	10/26/16	-	25,000	$40.6500	10/26/23

[1]

All stock options vest in four equal annual installments beginning on the first anniversary of the grant date (i.e., 25% per year), subject to the Named Executive Officer's continued employment with us through the applicable vesting date.

[2]	The exercise price of option awards is calculated as an average of the high and low trading price of the Company's Common Stock on the date that the Compensation Committee approved the grant.

[3]

Market value, and the number of shares in the preceding column, assumes achievement of the performance criteria applicable to the PSUs at target level. The value is determined using the closing price of the Company's Common Stock on December 30, 2016 ($53.95). For the PSUs granted on October 26, 2016, Messrs. Klosk, Cavanagh and Sargen can receive a maximum award of up to 50,000, 35,000 and 30,000 shares, respectively, dependent on the Company's level of revenue and EBITDA growth over a three-year period beginning October 1, 2016, as compared to an index of peer companies. If performance is at the median of the peer group, Messrs. Klosk, Cavanagh and Sargen will receive 25,000, 17,500 and 15,000 shares, respectively. If performance is below the minimum threshold, there will be no award. For the PSUs granted on October 21, 2015, Messrs. Klosk, Cavanagh and Sargen can receive a maximum award of up to 50,000, 35,000 and 30,000 shares, respectively, dependent on the Company's level of revenue and EBITDA growth over a three-year period beginning October 1, 2015, as compared to an index of peer companies. If performance is at the median of the peer group, Messrs. Klosk, Cavanagh and Sargen will receive 25,000, 17,500 and 15,000 shares, respectively. If performance is below the minimum threshold, there will be no award. For the PSUs granted on October 22, 2014, Messrs. Klosk, Cavanagh and Sargen can receive a maximum award of up to 80,000, 40,000 and 30,000 shares, respectively, dependent on the Company's level of revenue and EBITDA growth over a three year period beginning October 1, 2014 respectively, as compared to an index of peer companies. If performance is at the median of the peer group, Messrs. Klosk, Cavanagh and Sargen will receive 40,000, 20,000 and 15,000 shares, respectively. If performance is below the minimum threshold, there will be no award. The "Long Term Incentive Awards" section within the Compensation Discussion and Analysis section of this document includes further explanation of PSUs.

Option Exercises and Stock Vested in 2016

The following table discloses each exercise of stock options, and each vesting of PSUs during fiscal year 2016 for each Named Executive Officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)[2]	Value Realized on Vesting ($)[3]
Steven M. Klosk	50,000	$2,076,678	80,000	$3,531,600

Shawn P. Cavanagh	30,000	$1,135,524	40,000	$1,765,800

Gregory P. Sargen	22,500	$816,620	30,000	$1,324,350

Samantha Hanley	-	$-	-	$-

[1]	Value based upon the market value of a share of the Company's Common Stock at the time the stock options were exercised, less the applicable per share exercise price.

[2]	For Messrs. Klosk, Cavanagh and Sargen, includes 80,000, 40,000 and 30,000 shares, respectively, that vested on September 30, 2016.

[3]

Value shown in table above is based on the average of the high and low trading price of the Company's Common Stock on the day the awards vested, i.e., September 30, 2016.  The actual value realized by each executive on the date of grant of the award, i.e., February 7, 2017, was $4,400,000 for Mr. Klosk, $2,204,652 for Mr. Cavanagh, and $1,646,400 for Mr. Sargen.

Pension Benefits

The following table shows the pension benefits of the Named Executive Officers.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)[1]	Payments During Last Fiscal Year ($)[2]
Steven M. Klosk	The Qualified Plan	15	$412,999	$-
	SERP	15	$110,299	$55,566
Shawn P. Cavanagh [3]	The Qualified Plan	8	$148,825	$-
	SERP	-	$-	$-
Gregory P. Sargen [4]	The Qualified Plan	-	$-	$-
	SERP	-	$-	$-
Samantha Hanley [4]	The Qualified Plan	-	$-	$-
	SERP	-	$-	$-

[1]

Accrued benefit payments for The Qualified Plan are in the form of a single life annuity as of age 65 (Normal Retirement).  Assumptions used to calculate Present Value: 3.95% discount rate and RP-2014 healthy annuitant mortality table de-trended to 2006 with generational projection using Scale MP-2016.

[2]	In accordance with the terms of the SERP, Mr. Klosk received the eighth of 10 equal annual installments of his entire account balance under the SERP in January 2016.

[3]	Mr. Cavanagh participates in The Qualified Plan, but does not participate in the SERP.

[4]	Mr. Sargen and Ms. Hanley do not participate in The Qualified Plan or the SERP.

Qualified Plan: Normal retirement age occurs upon the later of the participant reaching age 65 or the fifth anniversary of the date on which a participant commences participation in the plan. The annual benefit is equal to 1% of the participant’s annual pay during each year of participation plus 0.6% of the amount of the participant’s annual pay above the Social Security wage base for each year. For this purpose, Social Security covered compensation is the 35-year average of the Social Security wage base ending with the year in which the participant reaches age 65. A participant’s total benefit under the Qualified Plan is equal to the sum of his or her annual benefit for each year of service, subject to the limitations imposed by the Code. Early retirement is permitted upon the participant’s attainment of at least age 55 and 10 years of eligible service, but, if the participant elects early retirement, the benefit under the Qualified Plan is reduced by 6% for each year the retiree is below age 65. Benefits under this plan were frozen as of August 2007.

SERP: The benefit formula under the SERP is the same as the formula under the Qualified Plan but applies only to amounts of compensation received in excess of the amount that can be taken into consideration for purposes of the Qualified Plan under the Code. Benefits under the SERP were also frozen as of August 2007. In July 2008, the Compensation Committee amended the SERP effective January 1, 2009, to pay out accrued pension values immediately if the lump sum value was under $10,000 or, if the value was over $10,000, in 10 equal annual installments, beginning in January 2009.

Potential Payments Upon Termination or Change of Control

Severance Arrangements

Pursuant to a letter agreement entered into in connection with the commencement of his employment, in the event that Mr. Sargen’s employment is terminated involuntarily other than for Cause, or if he should voluntarily terminate his employment for Good Reason, he will be entitled to receive severance payments equal to his monthly base salary plus continuation of medical benefits for a period of up to nine months or until he secures other comparable employment, whichever occurs sooner.

Pursuant to a letter agreement entered into in connection with the commencement of his employment, in the event that Mr. Cavanagh’s employment is terminated involuntarily other than for Cause, he will be entitled to receive severance payments equal to his monthly base salary for a period of up to twelve months or until he secures other comparable employment, whichever occurs sooner.

For the purposes of Mr. Cavanagh’s letter agreement, “Cause” is defined in the same manner as under his change of control employment agreement (as described below). For purposes of Mr. Sargen’s letter agreement, “Cause” is defined as misconduct, fraud, gross negligence or insubordination, and “Good Reason” is defined as (i) relocation of the principal place at which Mr. Sargen’s job duties are to be performed to a location more than 35 miles from his current office location, or (ii) a substantial reduction in the responsibilities, authorities or functions from those which were assigned to Mr. Sargen on his date of hire, or (iii) a substantial reduction in Mr. Sargen’s base salary or benefits which is not part of a general reduction of substantially all of the like officers’ compensation.

Change of Control Employment Agreements

The Company entered into change of control employment agreements with Mr. Sargen in February 2007 and with Mr. Cavanagh in January 2011, which only take effect upon a change in control. These employment agreements were entered into to preserve management stability in the event of a threatened or actual change of control of the Company.

These employment agreements become effective upon a “change of control” of the Company or certain events that precede a later change in control (the “Effective Date”). For this purpose, “change of control” is defined as: (i) the acquisition by one person or a group of persons of 15% or more of the Company’s outstanding Common Stock or combined voting power; (ii) a change in a majority of the incumbent Board unless approved by the incumbent Board; (iii) approval by the stockholders of a transaction which results in the stockholders of the Company immediately before the transaction not owning at least 50% of the Company’s Common Stock following the transaction, or a liquidation or dissolution of the Company; (iv) the sale of all or substantially all of the assets of the Company; or (v) any other event or series of events determined by the Board to constitute a change of control.

Following a change of control, the Company has agreed to employ Messrs. Sargen and Cavanagh for a period of two years from the Effective Date (the “Employment Period”) in a commensurate position at a location not more than 35 miles, in the case of Mr. Sargen, or 50 miles, in the case of Mr. Cavanagh, from the location of his employment at the time of the change of control at a monthly base salary equivalent to the employee’s highest monthly base salary in the 12 months preceding the change of control. Each of Messrs. Sargen and Cavanagh would be eligible to receive an annual bonus on the same basis as any bonus paid in the fiscal year immediately preceding the change of control. During the Employment Period, the employee may be terminated for “Cause,” which is defined as: (i) personal dishonesty or breach of fiduciary duty involving personal profit; (ii) the commission of a criminal act related to the performance of duties, or the disclosure of confidential information of the Company to a competitor, potential competitor or third party whose interests are adverse to those of the Company; (iii) habitual intoxication by alcohol or drugs during working hours; or (iv) conviction of a felony.

During the Employment Period, Messrs. Sargen and Cavanagh may each terminate his employment for “Good Reason,” which is defined as: (i) an office relocation of more than 35 miles, in the case of Mr. Sargen, or 50 miles, in the case of Mr. Cavanagh; (ii) a substantial reduction in base salary, benefits or perquisites; (iii) a substantial reduction in the responsibilities, authorities or functions of the executive from those he had during the 90-day period preceding the Effective Date; (iv) a substantial change in the work conditions of the executive from such conditions during the 90-day period preceding the Effective Date; or (v) failure to require a successor to assume the Company’s obligations under the agreement. In addition, under Mr. Sargen’s agreement, any voluntary termination of Mr. Sargen’s employment by him during the 30-day period immediately following the first anniversary of the Effective Date is deemed to be “Good Reason.”

If Messrs. Sargen or Cavanagh’s employment is terminated other than for death, disability or Cause, or if a covered employee terminates his employment for Good Reason, the Company must pay to the employee a lump sum in cash within 30 days of the covered employee’s date of termination of the following amount: (i) to the extent not theretofore paid, the covered employee’s base salary, which shall be deemed to equal the higher of the rate in effect on the date of termination or the highest rate in effect during the 90-day period preceding the Effective Date (the “Highest Base Salary”), through termination date; (ii) the product of the highest annual bonus earned by the covered employee during the two fiscal years immediately preceding the date of termination, and a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is 365; (iii) the product of a fraction, the numerator of which is 24 minus the number of whole months the covered employee has been employed following the first anniversary of the Effective Date and the denominator of which is 12, multiplied by the employee’s Highest Base Salary; (iv) the product of a fraction, the numerator of which is 24 less the number of months the covered employee has been employed following the first anniversary of the Effective Date and the denominator of which is 12, multiplied by the highest annual bonus earned by the employee during the prior two years (or, until an annual bonus has been earned, his target bonus); and (v) all previously deferred compensation plus any interest thereon and any accrued but unused vacation. In addition, following a qualifying termination, the Company will continue all benefits to the affected covered employee and his family for the balance of the Employment Period (or for such longer period as an applicable plan, program, practice or policy may provide), and all outstanding equity awards will vest and become exercisable upon such termination.

The change of control employment agreements also contain non-competition and non-disclosure of confidential information restrictions. These non-competition restrictions apply during the covered executive’s employment through the first anniversary of his date of termination. Further, with respect to Mr. Sargen, the change of control employment agreement also provides for a gross-up of any taxes due under Section 4999 of the Code in connection with payments made under his change of control employment agreement or otherwise. Mr. Cavanagh’s change of control employment agreement provides that if any payments to him under his change in control employment agreement or otherwise would be subject to Section 4999 of the Code, those payments will be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by that section. In the event that any lump sum cash payment payable to Mr. Sargen or Mr. Cavanagh is required to be deferred in order to avoid adverse consequences under section 409A of the Code, such payments will accrue interest at the rate of prime plus 1%.

Severance and Change in Control Arrangements with Mr. Vadaketh

In connection with becoming our new Chief Financial Officer on January 20, 2017, Mr. Vadaketh entered into an offer letter dated December 30, 2016, that provides that if Mr. Vadaketh’s employment is involuntarily terminated for any reason other than for Cause, Mr. Vadaketh will be entitled to receive a severance payment equal to his base salary (currently $400,000 per year) for up to 12 months from his date of separation or until he finds equivalent employment, if earlier, subject to his signing an appropriate separation agreement. For the purposes of Mr. Vadaketh’s letter agreement, “Cause” is defined in the same manner as under his change of control employment agreement (as described below).

Mr. Vadaketh also entered a separate change of control employment agreement that provides for certain severance benefits in connection with termination of his employment following or in connection with a change of control of the Company. Mr. Vadaketh’s change of control employment agreement provides for payments and restrictions (including noncompetition, nonsolicitation and confidentiality restrictions) on terms materially consistent with those applicable to Mr. Cavanagh, as described above.

Long-Term Incentive Awards

Long-term incentive awards granted to our Named Executive Officers will vest in whole (in the case of stock options) or in part (in the case of PSUs) upon a change of control, as described in the notes to the tables below. Additionally, as reflected in the tables below, equity awards may vest upon a termination of a Named Executive Officer’s employment under specified circumstances.

SERP

In connection with a change of control, the SERP balances of all participants, including Mr. Klosk, would immediately be paid out in full. For this purpose, a change of control of the Company is defined as (i) the acquisition by one person or a group of persons of 15% or more of the Company's outstanding Common Stock or combined voting power; (ii) a change in a majority of the incumbent board of directors unless approved by the incumbent board of directors; (iii) a transaction that results in the stockholders of the Company immediately before the transaction not owning at least 50% of the Company’s Common Stock following the transaction; (iv) the sale of all or substantially all of the assets of the Company; or (v) any other event or series of events determined by the Board of Directors to constitute a change of control.

Potential Payments Upon Termination or Change of Control

On December 31, 2016

All estimates below assume a qualifying termination and/or change of control on December 31, 2016, the last day of our 2016 fiscal year.

Steven M. Klosk1

Payments & Benefits	Involuntary Termination Not for Cause	Change of Control without Termination of Employment	Termination After Change of Control

Stock Options [2]	$-	$3,323,813	$3,323,813
PSU Awards [3]	$4,249,545	$-	$4,249,545
Total	$4,249,545	$3,323,813	$7,573,358

[1]	Mr. Klosk is not a party to an employment agreement or change of control agreement with the Company.
[2]

All of Mr. Klosk's stock options would vest in full upon the occurrence of a change of control. The present value of each unvested stock option is calculated using the closing price of the Company's Common Stock on December 30, 2016 ($53.95) less the applicable per share exercise price.

[3]

If Mr. Klosk’s employment is terminated other than for Cause (as defined in the PSU award), the vesting of Mr. Klosk’s PSUs would accelerate, and he would be entitled to a pro-rated payment based on the time elapsed during the performance period. The amount of this payment is calculated based on the amount of shares expected to vest, 80,000 shares for the October 22, 2014 grant, 47,500 shares for the October 21, 2015 grant and 25,000 shares for the October 26, 2016 grant, at the closing price of the Company's Common Stock on December 30, 2016 ($53.95).

Gregory P. Sargen1

Payments & Benefits	Involuntary Termination Not for Cause	Voluntary Termination For Good Reason	Termination After Change of Control	Change of Control without Termination of Employment

Cash Severance	$352,500	$352,500	$2,820,000	$-
Pro Rata Bonus	$-	$-	$940,000	$-
Stock Options [2]	$-	$-	$1,502,325	$1,502,325
PSU Awards [3]	$1,841,302	$-	$1,841,302	$-
Health Care Benefits	$18,146	$18,146	$42,088	$-
Savings Plan Benefits	$-	$-	$23,850	$-
Life Insurance Proceeds/Disability Benefits	$-	$-	$2,608	$-
Total	2,211,948	370,646	$7,172,173	$1,502,325

[1]

Estimates assume that Mr. Sargen's employment is terminated on December 31, 2016, and that he is entitled to a 12 month pro rata bonus, which otherwise would not be earned until paid. Mr. Sargen’s change of control employment agreement provides for a gross-up of any taxes due under Section 4999 of the Code in connection with payments made under his change of control employment agreement or otherwise. However, under the assumptions set forth herein Mr. Sargen would not be subject to tax under Section 4999 in connection with a change in control and therefore no gross up amount is reflected in this table.

[2]

All of Mr. Sargen's stock options would vest in full upon the occurrence of a change of control. The present value of each unvested stock option is calculated using the closing price of the Company's Common Stock on December 30, 2016 ($53.95) less the applicable per share exercise price.

[3]

If Mr. Sargen's employment is terminated other than for Cause (as defined in the PSU award), the vesting of Mr. Sargen's PSUs would accelerate, and he would be entitled to a pro-rated payment based on the portion of the number of days that have elapsed during the performance period. The amount of this payment is calculated based on the amount of shares expected to vest, 30,000 shares for the October 22, 2014 grant, 28,500 shares for the October 21, 2015 grant and 15,000 shares for the October 26, 2016 grant, at the closing price of the Company's Common Stock on December 30, 2016 ($53.95).

Shawn P. Cavanagh

Payments & Benefits	Involuntary Termination Not for Cause	Termination After Change of Control	Change of Control without Termination of Employment

Cash Severance	$500,000	$3,000,000	$-
Pro Rata Bonus	$-	$1,000,000	$-
Stock Options [1]	$-	$1,889,369	$1,889,369
PSU Awards [2]	$2,344,970	$2,344,970	$-
Health Care Benefits	$-	$43,177	$-
Savings Plan Benefits	$-	$23,850	$-
Life Insurance	$-	$3,496	$-
Total	2,844,970	$8,304,862	$1,889,369

[1]

All of Mr. Cavanagh's stock options would vest in full upon the occurrence of a change of control. The present value of each unvested stock option is calculated using the closing price of the Company's Common Stock on December 30, 2016 ($53.95) less the applicable per share exercise price.

[2]

If Mr. Cavanagh's employment is terminated other than for Cause (as defined in the PSU award), the vesting of Mr. Cavanagh's PSUs would accelerate, and he would be entitled to a pro-rated payment based on the portion of the number of days that have elapsed during the performance period. The amount of this payment is calculated based on the amount of shares expected to vest, 40,000 shares for the October 22, 2014 grant, 33,250 shares for the October 21, 2015 grant and 17,500 shares for the October 26, 2016 grant, at the closing price of the Company's Common Stock on December 30, 2016 ($53.95).

Samantha Hanley

Payments & Benefits	Involuntary Termination Not for Cause [1]	Change of Control without Termination of Employment

Cash Severance	$-	$-
Stock Options [1]	$-	$1,077,881
Total	-	1,077,881

[1]

All of Ms. Hanley's stock options would vest in full upon the occurrence of a change of control. The present value of each unvested stock option is calculated using the closing price of the Company's Common Stock on December 30, 2016 ($53.95) less the applicable per share exercise price.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	Total	Options Granted in 2016
Rosina B. Dixon	$82,000	$60,010	$35,003	$177,013	4,614
Claes Glassel	$51,750	$60,010	$35,007	$146,767	1,613
Louis Grabowsky	$65,500	$60,010	$35,007	$160,517	1,613
Bernhard Hampl(3)	$9,864	$10,673	$6,227	$26,764	316
Kathryn R. Harrigan	$68,500	$60,010	$35,007	$163,517	1,613
Leon J. Hendrix, Jr.	$78,000	$60,010	$35,003	$173,013	4,614
Ilan Kaufthal	$76,500	$60,010	$35,007	$171,517	1,613
William B. Korb	$30,772	$0	$0	$30,772	0
Peter G. Tombros	$88,500	$60,010	$35,004	$183,514	2,971
Shlomo Yanai	$245,000	$60,010	$35,007	$340,017	1,613

(1)

Each non-employee director was awarded 1,330 restricted stock units on April 21, 2016 (other than Dr. Hampl, who was awarded 260 restricted stock units on October 27, 2016). The value of each director’s restricted stock unit award is calculated in accordance with FASB ASC Topic 718, using as the value of a share of the Company’s common stock the average of the highest and lowest trading price of the Company’s common stock as reported on the NYSE on the date of the award ($per share with respect to all directors). As of December 31, 2016, the only outstanding stock award held by any of our non-employee directors was Dr. Hampl’s restricted stock unit award shown in the table above. All other stock awards granted to our non-employee directors in 2016 had been settled prior to that date.

(2)

The amount shown in the “Option Awards” column above reflects the grant date fair value of stock options awarded to our non-employee directors in 2016, calculated in accordance with FASB ASC Topic 718. The assumptions for the valuation are set forth in Note 17 of the Company’s financial statements included in the Form 10-K filed with the SEC on February 3, 2017, except that for this purpose each option’s expected life, which is one of the factors used in the Black-Scholes model, varies based on the director’s age and anticipated retirement date under our non-employee director retirement policy. As of February 16, 2017, our non-employee directors held the following number of stock options: Dr. Dixon 20,656 stock options; Mr. Glassell 1,613 stock options; Mr. Grabowsky 1,796 stock options; Dr. Harrigan 13,987 stock options; Mr. Hendrix 20,656 stock options; Mr. Kaufthal 13,987 stock options; Mr. Tombros 17,516 stock options; and Mr. Yanai 13,987 stock options.

(3)	Dr. Hampl joined the Board on October 27, 2016, and his 2016 cash compensation and grants of restricted stock units and stock options were pro-rated accordingly.

Directors are paid in accordance with the Company’s non-employee director compensation program. Each year, the Governance Committee reviews the Company’s non-employee director compensation program to determine whether it is offering a competitive compensation package that will allow it to recruit and retain talented directors, including a review of peer group data (using the same peer group used for executives) as well as market and industry trends. In fiscal year 2016, the Board of Directors approved an increase in the Company’s non-employee director compensation program, and directors were paid as follows: the compensation for non-employee directors consisted of an annual retainer of $55,000, the Chair of the Audit Committee received a further annual retainer of $20,000, the Chairpersons of the Compensation received a further retainer of 15,000 (prorated for time served as Chairperson), and the Governance and Regulatory Affairs Committees Chairpersons each received a further annual retainer of $10,000 (prorated for time served as Chairperson, as applicable). In addition, each non-employee director of the Company except the Non-Executive Chairman received (i) $2,500 for each in-person Board meeting he or she attended exceeding 6 annual meetings (including the annual meeting of shareholders), (ii) $1,500 for each in-person Committee meeting he or she attended, (iii) $1,500 for each telephonic Board meeting that he or she attended in excess of 6 meetings annually (including the annual meeting of shareholders), and (iv) $1,000 for each telephonic Committee meeting that he or she attended. Directors also receive reimbursement for expenses incurred in connection with meeting attendance. Employees of the Company who are also directors did not receive any separate fees for acting as directors.

For 2016, Mr. Yanai received $245,000 in cash compensation for his service as Non-Executive Chairman of the Board, which is unchanged since 2014 when Mr. Yanai was appointed to the position. Mr. Yanai did not receive any separate Board or Committee meeting cash fees during 2016.

Members of the Board also participate in the Directors’ Equity Program whereby on the first business day following the annual meeting of the Company’s shareholders, each non-employee director receives an annual award of such number of restricted stock units under the 2012 Equity Incentive Plan for Non-Employee Directors. For 2016, the value of this award was $60,000 (determined by dividing $60,000 by the average of the highest and lowest trading prices of the Company’s stock as reported on the NYSE on the date of the award). Such restricted stock units do not vest until the date that is six months following the date of grant.

In addition, each non-employee director is awarded an option to purchase a specific number of shares of the Company’s common stock under the 2012 Equity Incentive Plan for Non-Employee Directors. The number of shares awarded to each non-employee director is based on the value of the option, which is estimated on the date of the grant using the Black-Scholes option-pricing model. The value of this award was $35,000 for 2016. The number of shares awarded varies from director to director due to different assumptions used in the Black-Scholes model for each director. The expected life assumption in the model varies for each director based on the director’s age and retirement date under our non-employee director retirement policy.

The amount of cash retainer, meeting fees, Chairperson fees, restricted stock unit and option awards for each non-employee Board member earned during fiscal year 2016 are summarized in the table above.

Director Stock Ownership Guidelines

Under the Company’s stock ownership policy for directors, directors are expected to acquire and hold Company stock equal in value to at least three times the annual retainer for directors, by the later of January 27, 2014, or three years from a director’s election to the Board. The Company believes that this ownership policy further aligns director and stockholder interests and thereby promotes the objective of increasing stockholder value. Each of our non-employee directors (other than Messrs. Grabowsky and Glassell and Dr. Hampl, who joined the Board on November 2, 2015, March 14, 2016, and October 27, 2016, respectively) are in compliance with the director stock ownership guideline.

PROPOSAL NO. 2

ADVISORY NON-BINDING VOTE ON THE COMPENSATION

OF THE NAMED EXECUTIVE OFFICERS

Stockholders have an opportunity to cast an advisory, non-binding vote on the compensation paid to our Named Executive Officers, as disclosed in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, is currently conducted at each annual stockholders meeting and gives stockholders the opportunity to either approve, reject or abstain from voting with respect to such compensation.

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objectives of our executive compensation program are to (i) attract and retain qualified executives with the requisite skills and abilities to enable us to achieve our corporate goals and (ii) align the interests of executives with those of stockholders by rewarding executives for the Company’s achievement of its goals and increased stockholder value. While we believe that the Compensation Committee is in the best position to determine whether the Company’s executive compensation program is appropriately tailored to meet these objectives, we appreciate and value our stockholders’ views. Your advisory, non-binding vote will serve as an additional tool for the Compensation Committee in assessing the Company’s executive compensation program.

The Board recommends a vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s 2017 Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any Named Executive Officer and will not be binding on or overrule any decisions of the Company, the Board or the Compensation Committee; it will not create or imply any change to the fiduciary duties of, or create or imply any additional fiduciary duties for, the Company, the Board or the Compensation Committee; and it will not restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. Consistent with our commitment to high standards of corporate governance, the Compensation Committee intends to take into account the outcome of the vote when considering future compensation arrangements for our Named Executive Officers.

In addition, because this proposal is advisory and non-binding, there is no required vote that would constitute approval at the Annual Meeting. Abstentions and broker non-votes will have no effect on this vote.

The Board recommends a vote “FOR” approval on an advisory, non-binding basis of the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement.

PROPOSAL 3

ADVISORY NON-BINDING VOTE ON THE FREQUENCY OF NAMED EXECUTIVE OFFICER COMPENSATION ADVISORY VOTES

In Proposal 2, we are asking stockholders to cast an advisory vote on the compensation paid to our Named Executive Officers. That advisory vote is referred to as a “say-on-pay” vote. In this Proposal 3, we are asking shareholders to cast a non-binding advisory vote on how frequently we should have say-on-pay votes in the future. Stockholders may vote whether to hold say-on-pay votes every one, two or three years. Stockholders also have the option to abstain from voting on this matter. We will consider the interval selected by the highest number of votes cast to be the recommendation of the stockholders.

The Board believes at this time that say-on-pay votes should be held annually. Although this advisory vote on frequency is not binding on the Board, the Board values shareholder views as to what is an appropriate frequency for advisory votes on executive compensation, and welcomes the stockholders’ recommendation on this question.

Because this proposal is advisory and non-binding, there is no required vote that would constitute approval at the Annual Meeting. Abstentions and broker non-votes will have no effect on this vote.

The Board recommends a vote “FOR” the one-year option on an advisory, non-binding basis as the frequency of Named Executive Officer compensation advisory votes.

PROPOSAL 4

APPROVAL OF THE AMENDED AND RESTATED EXECUTIVE CASH INCENTIVE PLAN

The Board adopted the Cambrex Corporation Executive Cash Incentive Plan on January 26, 2012, which was subsequently approved by the Company’s shareholders on April 20, 2012. On January 26, 2017, the Board approved an amendment and restatement of the Cash Plan (the “Amended and Restated Cash Plan”) and recommended that stockholders approve the Amended and Restated Cash Plan so that certain awards (“Exempt Awards”) may qualify for the performance-based compensation exemption from Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) for performance periods beginning after the 2017 Annual Meeting of Stockholders.

Generally, Section 162(m) does not permit publicly held corporations to deduct compensation paid to the chief executive officer or any of the other three most highly paid named executive officers (other than the chief financial officer) to the extent the compensation exceeds $1 million per executive officer in any fiscal year. However, an exception to this deduction limitation applies in the case of certain performance-based compensation that meets certain requirements, including the requirement that the material terms of the related performance goals be disclosed to and approved by the corporation’s stockholders.

Ordinarily, once the material terms of the performance goals are disclosed to and approved by stockholders, no additional disclosure or approval is required unless the compensation committee changes the material terms of the performance goals. If, however, the compensation committee has authority to change the targets under a performance goal after stockholder approval of the goal, material terms of the performance goal must be disclosed to and reapproved by shareholders no later than the first shareholder meeting that occurs in the fifth year following the year in which shareholders previously approved the performance goal.

This Amended and Restated Cash Plan has been established to advance the interests of the Company by providing for the grant of awards, including Exempt Awards, to eligible employees of the Company and its subsidiaries. The Compensation Committee and our Board believe that the ability to grant awards under the Amended and Restated Cash Plan to eligible employees enables us to attract, retain and incentivize eligible executives and other key employees to achieve objectives that are tied to the Company’s business plan and strategy, which enhance stockholder value and further the Company’s commitment to pay for performance.

A vote to approve this proposal no. 4 will constitute a vote to approve the material terms of the performance goals under the Amended and Restated Cash Plan. Although stockholder approval is one of the requirements for the exception to the deduction limitation under Section 162(m), even with stockholder approval, there can be no guarantee that compensation will be treated as fully deductible qualified performance-based compensation under Section 162(m). In addition, as described above under “Compensation Discussion and Analysis—Tax Considerations,” our Compensation Committee has and will continue to have authority to award or approve compensation that is not deductible under Section 162(m) in order to provide compensation at competitive levels that will attract, incentivize and retain our executive officers and other key employees.

A copy of the Amended and Restated Cash Plan is attached as Exhibit 1 to this Proxy Statement, and we urge shareholders to read it in its entirety. The following is a summary of the material terms of the Amended and Restated Cash Plan. The following summary does not purport to be complete and is qualified by reference to the terms of the Amended and Restated Cash Plan.

Description of the Cash Plan

Administration

The Amended and Restated Cash Plan will be administered by the Compensation Committee and its delegates. All actions of the administrator required by the performance-based compensation provisions of Section 162(m) of the Code to be made or taken by a “compensation committee” (as defined in Section 162(m) of the Code) will be made or taken directly by the members of the Compensation Committee that are “outside directors” as defined in Section 162(m) of the Code. The administrator has the authority to interpret the Amended and Restated Cash Plan and awards thereunder, to determine eligibility for awards, to determine the terms of and the conditions applicable to any award, and generally to do all things it deems necessary or appropriate to administer the Amended and Restated Cash Plan. Any interpretation or decision by the administrator with respect to the Amended and Restated Cash Plan or any award will be final and conclusive as to all parties.

Eligibility

Executive officers and other key employees of the Company or any of its subsidiaries are eligible to participate in the Amended and Restated Cash Plan. The administrator will select, from among those eligible, the persons who will from time to time participate in the Amended and Restated Cash Plan.

Nature of Awards

Awards represent the opportunity for a participant to receive payment with respect to a specified performance period consisting of the Company’s fiscal year (or such other period as the administrator may determine), but only if all conditions to payment have been satisfied. For each award, the administrator will establish the applicable performance criteria; provisions specifying when adjustments to the performance criteria will be made; the amount or range of amounts potentially payable under the award; and any other award terms and conditions that the administrator deems appropriate, subject in each case to the terms of the Amended and Restated Cash Plan. For Exempt Awards, the administrator will determine the terms of the awards not later than the 90th day of the performance period or, if earlier, the last day of the period constituting the first quarter of the performance period.

Performance Criteria

For purposes of the Amended and Restated Cash Plan, a performance criterion means a specified criterion, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the vesting or full enjoyment of an award. A performance criterion and related targets need not be based upon an increase, a positive or improved result or avoidance of loss. For Exempt Awards, a performance criterion must be an objectively determinable measure (or measures) of performance relating to any or any combination of the following (measured over a performance period determined by the administrator either absolutely or by reference to an index or indices or the performance of one or more companies and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): net earnings; earnings per share; net debt; sales growth; revenue; net income; operating profit (including net operating profit); return measures (including, but not limited to, return on assets, capital, equity or sales); cash flow (including, but not limited to, operating cash flow and free cash flow); earnings before or after taxes, interest, depreciation and/or amortization; operating profit from continuing operations before or after depreciation and/or amortization; share price (including, but not limited to growth measures and total shareholder return); expense targets; customer satisfaction; market share; economic value added; working capital; the formation of joint ventures or the completion of other corporate transactions; new product introduction and/or revenue related to new product introduction, or any combination of, a specified increase in or any derivation of any of the foregoing.

Provided that the administrator has specified at least one performance criterion intended to qualify an award as an Exempt Award, the administrator may specify other performance goals or criteria as a basis for its exercise of negative discretion with respect to the award.

Adjustments to Performance Criteria

For Exempt Awards, the administrator may provide that upon the future occurrence of one or more specified objectively defined events that do not depend on the unilateral exercise of discretion by the Company that a performance criterion or the measurement thereof will be adjusted in an objective manner, subject to certain limitations. For other awards, the administrator may adjust a performance criterion or the measurement thereof in any manner it deems to be appropriate to carry out the purposes of the Amended and Restated Cash Plan.

Payment Under Awards

As soon as practicable after the close of a performance period, the administrator will determine whether and to what extent, if at all, the performance criterion or criteria applicable to each award granted for the performance period have been satisfied and, in the case of Exempt Awards, will take such steps as it determines to be sufficient to satisfy the related certification requirement under Section 162(m). The actual payment under an Exempt Award may be less than (but in no event more than) the amount indicated by the certified level of achievement under the award. The actual payment under an award other than an Exempt Award may be more or less than the amount indicated by the level of achievement under the award. All payments under the Amended and Restated Cash Plan will generally be made, if at all, between January 1 and March 15 of the calendar year following the calendar year in which the performance period ends. All payments with respect to awards will be made in cash, unless otherwise determined by the administrator. Unless otherwise provided by the administrator, payment with respect to an award will not be made unless the participant has remained employed with the Company and its subsidiaries through the date the award is paid.

Payment Limits

The maximum amount payable to any person in any fiscal year of the Company under Exempt Awards will be $3 million.

Amendment and Termination

The Board or the Compensation Committee may amend the Amended and Restated Cash Plan at any time and from time to time. The Board or the Compensation Committee may at any time terminate the Amended and Restated Cash Plan.

New Amended and Restated Cash Plan Benefits

The number of awards or cash value that will be received by eligible persons under the Amended and Restated Cash Plan is not determinable at this time.

This proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will have no effect on this vote.

The Board recommends a vote “FOR” the approval of the Amended and Restated Executive Cash Incentive Plan.

PROPOSAL NO. 5

RATIFICATION OF APPOINTMENT OF AUDITORS

The Board, in accordance with the recommendation of the Audit Committee, has selected BDO to be the Company's independent registered public accountants for 2017, subject to the ratification of the stockholders.

A representative of BDO is expected to be present at the Annual Meeting, will be afforded an opportunity to make a statement if such representative desires to do so and is expected to be available to respond to appropriate questions.

This proposal requires the affirmative vote of holders of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will have no effect on this vote.

The Board recommends a vote “FOR” the ratification of appointment of auditors.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to Cambrex for each of the fiscal years ended December 31, 2016 and December 31, 2015, by the Company’s independent registered public accounting firm, BDO, for Audit and Audit-Related Fees:

	BDO Fees	BDO Fees
	December 31,	December 31,
	2016	2015
Audit Fees	$1,293,945	$1,287,339
Audit-Related Fees	28,000	28,450
Totals	$1,321,945	$1,315,789

AUDIT FEES

Aggregate Audit fees billed for professional services rendered by BDO in connection with its audit of the Company’s financial statements were $1,293,945 for the 2016 fiscal year and $1,287,339 for the 2015 fiscal year. Such fees also include BDO’s internal control review, quarterly reviews and statutory audits and attestations required pursuant to the Sarbanes-Oxley Act and the securities regulations. There were no tax or other services performed by BDO in either 2016 or 2015.

AUDIT-RELATED FEES

Aggregate Audit-Related fees billed for professional services rendered by BDO, in accordance with agreed upon procedures, in connection with assurance and related services reasonably related to the audit and review of the Company’s financial statements were $8,500 each year for the 2016 and 2015 fiscal years. Fiscal years 2016 and 2015 also included $19,500 and $19,950, respectively, for audits of the Company’s employee benefit plans.

Audit Committee Pre-Approval Policy

Under the Audit Committee’s policy for pre-approval of all audit and permissible non-audit services performed by the independent registered public accountants (the “Policy”), the Audit Committee will approve the following Audit and Audit-Related Services prior to each engagement, along with a fee amount: (i) domestic quarterly reviews and the annual financial statement audit; (ii) statutory or financial audits for international subsidiaries or affiliates of the Company; (iii) the attestation engagement for the independent registered public accountants’ report on management’s assertion on internal controls for financial reporting; (iv) financial audits of employee benefit plans; and (v) due diligence services pertaining to potential business acquisitions and dispositions. On an annual basis, the Audit Committee will pre-approve a blanket amount to authorize the following Audit and Audit-Related Services: (i) consultations related to accounting, financial reporting or disclosure matters; (ii) assistance with understanding and implementing new accounting and financial reporting guidance; and (iii) assistance with internal control reporting requirements and also Permissible Non-Audit Services, including tax services. Further, management will provide a quarterly update to the Audit Committee detailing actual spending by quarter and year-to-date for any services rendered under such pre-approval. Under the Policy, the Audit Committee has delegated pre-approval authority to the Audit Committee Chairperson for permissible services and fees up to a maximum of $25,000. The Audit Committee Chairperson will report to the entire Audit Committee any services and fees approved pursuant to such delegation of authority.

During fiscal years 2016 and 2015, all services rendered were approved pursuant to the Policy. Further, during fiscal years 2016 and 2015, there were no services performed or fees incurred by BDO where pre-approval was waived pursuant to the statutory de minimis exception.

The Audit Committee has reviewed the billings by BDO and has determined that they do not affect the auditor’s independence.

STOCKHOLDER PROPOSALS FOR 2018

To be eligible for inclusion in the Company’s Proxy Statement for the 2018 Annual Meeting, stockholder proposals must be received by the Company’s Corporate Secretary no later than the close of business on November 23, 2017. Proposals must satisfy certain eligibility requirements established by the SEC.

Under the Company’s byaws, any stockholder wishing to present a nomination for the office of director before the 2018 Annual Meeting for a vote or to bring a proposal or other business before the 2018 Annual Meeting for a vote must give the Company not less than 60 days (anticipated to be February 26, 2018) nor more than 90 days (anticipated to be January 27, 2018) advance notice prior to the anniversary date of the 2017 Annual Meeting. Any such notices must meet certain other requirements as stated in the Company’s bylaws. Any stockholder interested in making such a nomination or proposal should request a copy of such bylaw provisions from the Corporate Secretary of Cambrex Corporation. If the Company does not receive notice of a stockholders proposal within this time frame, the individuals named in the proxies solicited by the Board for that meeting may exercise discretionary voting power with respect to that proposal.

MULTIPLE STOCKHOLDERS WITH THE SAME ADDRESS

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, we are delivering only one copy of the proxy statement and annual report to multiple stockholders who share the same address and have the same last name, unless we have received contrary instructions from an affected stockholder. This procedure reduces our printing costs, mailing costs and fees.

We will deliver promptly upon written or oral request a separate copy of the proxy statement and annual report to any stockholder at a shared address to which a single copy of these materials were delivered. To receive a separate copy of these materials, you may contact Investor Relations at 201-804-3000.

If you are a holder of our Common Stock as of the record date and would like to revoke your householding consent and receive a separate copy of the proxy statement and the annual report in the future, please contact your bank, broker or other holder of record. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

Any stockholders of record sharing the same address and currently receiving multiple copies of the annual report and the proxy statement, who wish to receive only one copy of these materials per household in the future, may contact Investor Relations at the number listed above to participate in the householding program.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

By Order of the Board of Directors.

Samantha Hanley
Corporate Secretary

UPON WRITTEN REQUEST, THE COMPANY WILL PROVIDE TO EACH STOCKHOLDER, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2016, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE DIRECTED TO MS. SAMANTHA HANLEY VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY, CAMBREX CORPORATION, ONE MEADOWLANDS PLAZA, 15TH FLOOR, EAST RUTHERFORD, NJ 07073. SUCH REPORT WILL BE FURNISHED WITHOUT EXHIBITS. COPIES OF THE EXHIBITS TO SUCH ANNUAL REPORT WILL BE FURNISHED TO REQUESTING STOCKHOLDERS UPON PAYMENT OF THE COMPANY’S REASONABLE EXPENSES IN FURNISHING THE SAME.

IN ADDITION, THIS PROXY STATEMENT IS AVAILABLE ONLINE AT: http://ir.cambrex.com/phoenix.zhtml?c=80683&p=irol-proxy

EXHIBIT 1

CAMBREX CORPORATION

AMENDED AND RESTATED

EXECUTIVE CASH INCENTIVE PLAN

This Amended and Restated Executive Cash Incentive Plan (the “Plan”) has been established to advance the interests of Cambrex Corporation (the “Company”) by providing for the grant of Awards to eligible employees of the Company and its subsidiaries, including Awards intended to qualify for the performance-based compensation exemption (“Exempt Awards”) under Section 162(m) of the Internal Revenue Code of 1986, as amended (including the regulations thereunder, “Section 162(m)”). The Plan amends and restates the Cambrex Corporation Executive Cash Incentive Plan previously approved by the stockholders at the 2012 Annual Meeting of Stockholders, effective as of the date it is approved by the Company’s stockholders. Adoption of the Plan by the Board of Directors of the Company and payment of Awards for Performance Periods beginning thereafter shall be contingent upon approval of the Plan by the Company’s stockholders at the 2017 Annual Meeting of Stockholders or any adjournment thereof or at a Special Meeting of the Stockholders. In the absence of such approval, the Plan shall be void.

I.           ADMINISTRATION

The Plan will be administered by the Committee and its delegates (the Committee and its delegates, to the extent of such delegation, being referred to herein as the “Administrator”); provided, that all determinations and other actions of the Administrator required by the performance-based compensation provisions of Section 162(m) to be made or taken by a “compensation committee” (as defined in Section 162(m)) will be made or taken hereunder directly by the Committee, and all references to the Administrator herein are to be construed accordingly.  For purposes of the Plan, “Committee” means the Compensation Committee of the Board of Directors of the Company, except that if any member of the Compensation Committee is not an “outside director” (as defined in Section 162(m)), “Committee” means a subcommittee of the Compensation Committee consisting solely of those Compensation Committee members who are “outside directors” as so defined.

The Administrator has the authority to interpret the Plan and Awards, to determine eligibility for Awards, to determine the terms of and the conditions applicable to any Award, and generally to do all things it deems necessary or appropriate to administer the Plan.  Any interpretation or decision by the Administrator with respect to the Plan or any Award will be final and conclusive as to all parties.

II.           ELIGIBILITY; PARTICIPANTS

Executive officers and other key employees of the Company or any of its subsidiaries are eligible to participate in the Plan.  The Administrator will select, from among those eligible, the persons who will from time to time participate in the Plan (each, a “Participant”).  Participation with respect to one Award under the Plan will not entitle an individual to participate with respect to a subsequent Award or Awards, if any.

III.         GRANT OF AWARDS

The term “Award” as used in the Plan means an award opportunity that is granted to a Participant with respect to a specified performance period consisting of the Company’s fiscal year or such other period as the Administrator may determine (each, a “Performance Period”).  A Participant who is granted an Award will be entitled to a payment, if any, under the Award only if all conditions to payment have been satisfied.  By accepting (or, under such rules as the Committee may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms of the Award and the Plan.

For each Award the Administrator will establish the applicable Performance Criteria (as defined in Section IV below); any Performance Adjustment (as defined in Section IV below); the amount or range of amounts potentially payable under the Award; and any other Award terms and conditions that the Administrator deems appropriate, subject in each case to the terms of the Plan.  In the case of an Exempt Award the Administrator will complete these actions (the “Establishment of Terms”) by the Establishment Deadline and will not thereafter change the terms of the Exempt Award except to the extent contemplated by Section V below or as otherwise consistent with the performance-based compensation exemption rules of Section 162(m).  For purposes of the Plan, “Establishment Deadline” with respect to a Performance Period means the ninetieth (90th) day of the Performance Period or, if earlier, the last day of the period constituting the first quarter of the Performance Period.

IV.         PERFORMANCE CRITERIA

For purposes of the Plan, “Performance Criteria” means specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the vesting or full enjoyment of an Award.  In determining whether a Performance Criterion has been satisfied, the Administrator will apply such Performance Adjustments, if any, as it has determined to be applicable in accordance with this Section IV.

A Performance Criterion and related targets need not be based upon an increase, a positive or improved result or avoidance of loss.  For Exempt Awards, a Performance Criterion must be an objectively determinable measure (or measures) of performance relating to any or any combination of the following (measured over such period as is determined by the Administrator either absolutely or by reference to an index or indices or the performance of one or more companies and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): net earnings; earnings per share; net debt; sales growth; net income; operating profit (including net operating profit); return measures (including, but not limited to, return on assets, capital, equity or sales); cash flow (including, but not limited to, operating cash flow and free cash flow); earnings before or after taxes, interest, depreciation and/or amortization; share price (including, but not limited to growth measures and total shareholder return); expense targets; customer satisfaction; market share; economic value added; working capital; the formation of joint ventures or the completion of other corporate transactions; new product introduction and/or revenue related to new product introduction, or any combination of, a specified increase in or derivation of any of the foregoing. Provided that the Administrator has specified at least one Performance Criterion intended to qualify an Award as an Exempt Award, the Administrator may specify other performance goals or criteria as a basis for its exercise of negative discretion with respect to the Award.

For Awards other than Exempt Awards, “Performance Adjustment” means any adjustment in a Performance Criterion (or Performance Criteria) or the measurement thereof that the Administrator determines to be appropriate to carry out the purposes of the Plan.  For Exempt Awards, “Performance Adjustment” means the establishment of a provision requiring, upon the future occurrence of one or more specified Triggering Events, an automatic adjustment in a Performance Criterion or the measurement thereof that reflects (in a manner and to an extent that are objectively determinable and are irrevocably established not later than the Establishment Deadline) the impact of such Triggering Event or Events.  For purposes of the Plan, “Triggering Event” means an objectively defined event – for example, a change in accounting standards or an acquisition or disposition affecting earnings by more than a specified percentage – the occurrence of which does not depend on the unilaterally exercised discretion of the Company.  It is intended that the only Performance Adjustments established with respect to an Exempt Award will be those that are consistent with the performance-based compensation provisions of Section 162(m).

V.          CERTIFICATION OF PERFORMANCE; AMOUNT PAYABLE UNDER AWARDS

As soon as practicable after the close of a Performance Period, the Administrator will determine whether and to what extent, if at all, the Performance Criterion or Criteria applicable to each Award granted for the Performance Period have been satisfied and, in the case of Exempt Awards, will take such steps as it determines to be sufficient to satisfy the related certification requirement under Section 162(m).  The Administrator will then determine the actual payment, if any, under each Award.  The actual payment under an Exempt Award may be less than (but in no event more than) the amount indicated by the certified level of achievement under the Award.  The actual payment under an Award other than an Exempt Award may be more or less than the amount indicated by the level of achievement under the Award.  In each case the Administrator’s discretionary determination, which may affect different Awards differently, will be binding on all parties.  Notwithstanding the foregoing, the Administrator may at any time and to such extent as it determines waive its discretionary adjustment authority under this Section V.

VI.         PAYMENT UNDER AWARDS

Except as otherwise determined by the Administrator or as otherwise provided in this Section VI, all payments under the Plan will be made, if at all, between January 1 and March 15 of the calendar year following the calendar year in which the Performance Period ends; provided, that the Administrator may authorize elective deferrals of any Award payments in accordance with the deferral rules of Section 409A of the Code and the regulations thereunder (“Section 409A”).  All payments with respect to Awards will be made in cash, unless otherwise determined by the Administrator. Unless otherwise provided by the Administrator, payment with respect to an Award will not be made unless the Participant has remained employed with the Company and its subsidiaries through the date the Award is paid.  Any deferrals with respect to an Exempt Award will be subject to adjustment for notional interest or other notional earnings on a basis, determined by the Administrator, that is consistent with qualification of the Award as exempt performance-based compensation under Section 162(m).  Awards under the Plan are intended either to qualify for exemption from, or to comply with the requirements of, Section 409A, but neither the Company nor any affiliate, nor the Administrator, nor any person acting on behalf of the Company, any affiliate, or the Administrator, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award.

VII.        PAYMENT LIMITS

The maximum amount payable to any person in any fiscal year of the Company under Exempt Awards will be $3 million, which limitation, with respect to any such Awards for which payment is deferred in accordance with Section VI above, will be applied without regard to such deferral.

VIII.      TAX WITHHOLDING

All payments under the Plan will be subject to reduction for applicable tax and other legally or contractually required withholdings.

IX.         AMENDMENT AND TERMINATION

The Board or the Committee may amend the Plan at any time and from time to time.  The Board or the Committee may at any time terminate the Plan.

X.          MISCELLANEOUS

Awards held by a Participant are subject to forfeiture, termination and rescission, and a Participant will be obligated to return to the Company payments received with respect to Awards, in each case (i) to the extent provided by the Administrator, in connection with (A) a breach by the Participant of a non-competition, non-solicitation, confidentiality or similar covenant or agreement or (B) an overpayment to the Participant of incentive compensation based on inaccurate financial data, (ii) in accordance with any Company policy relating to recovery of erroneously-paid incentive compensation, as such policy may be amended and in effect from time to time, or (iii) as otherwise required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended.  Each Participant, by accepting an Award pursuant to the Plan, agrees to return the full amount required under this paragraph at such time and in such manner as the Administrator will determine in its sole discretion and consistent with applicable law.  The Company will not be responsible for any adverse tax or other consequences to a Participant that may arise in connection with the application of this Section X.

No person will have any claim or right to be granted an Award, nor will the selection for participation in the Plan for any Performance Period be construed as giving a Participant the right to be retained in the employ or service of the Company or its subsidiaries for that Performance Period or for any other period.  The loss of an Award will not constitute an element of damages in the event of termination of employment for any reason, even if the termination is in violation of an obligation of the Company or any subsidiary to the Participant. There is no obligation of uniformity of treatment of eligible employees or Participants under the Plan.

The validity, construction and effect of the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law. In the event any provision of the Plan shall be held illegal or invalid for any reason, the remaining provisions of the Plan shall not be affected, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

Neither a Participant nor any beneficiary or other representative of a Participant shall have any right to assign, transfer, attach or hypothecate any amount or credit, potential payment or right to future payments of any amount or credit or any other benefit provided under this Plan. Payment of any amount due or to become due under this Plan shall not be subject to the claims of creditors of the Participant or to execution by attachment or garnishment or any other legal or equitable proceeding or process.

In the case of an Exempt Award, the Plan and such Award will be construed and administered to the maximum extent permitted by law in a manner consistent with qualifying the Award for the exemption for performance-based compensation under Section 162(m), notwithstanding anything to the contrary in the Plan.

CAMBREX CORPORATION

Proxy Solicited by the Board of Directors of Cambrex Corporation for the 2017 Annual Meeting of Stockholders to be held on April 27, 2017

The undersigned stockholder of Cambrex Corporation (the “Company”) hereby appoints Steven M. Klosk, Tom Vadaketh and Samantha Hanley, and each of them, proxies and attorneys-in-fact (the “Proxies”), each with power of substitution, and each with all the powers the undersigned would possess if personally present, to vote the shares of common stock of the Company that the undersigned is entitled to vote at the Company’s 2017 Annual Meeting of Stockholders to be held on April 27, 2017 at 1:00 p.m. at the Metropolitan Center, One Meadowlands Plaza, East Rutherford, New Jersey and any postponement(s) or adjournment(s) of such meeting. Directions to the meeting may be obtained by calling the Company at 201-804-3000.

Shares represented by this proxy will be voted by the Proxies as specified on the reverse side hereof. If no directions are indicated, the Proxies will have authority to vote FOR the election of each nominee, FOR Proposal 2, 1 year for Proposal 3 and FOR Proposals 4 and 5. In their discretion, the Proxies are hereby authorized to vote upon such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 27, 2017

The Notice of Meeting and Proxy Statement, this Proxy Card and the Annual Report on Form 10K are each available at

http://ir.cambrex.com/phoenix.zhtml?c=80683&p=irol-proxy.

Please Complete and Sign the Proxy on the Reverse Side and Return in the Enclosed Envelope

Please mark your votes with an X as shown in this example.     ☒

The Board of Directors recommends a vote FOR each of the listed nominees, FOR Proposal 2, 1 YEAR for Proposal 3 and FOR Proposals 4 and 5.

1. The election to the Company’s Board of Directors of the nine nominees named in the Proxy Statement

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

01 – Rosina B. Dixon	☐	☐	☐	02 – Claes Glassell	☐	☐	☐	03 – Louis J. Grabowsky	☐	☐	☐

04 – Bernhard Hampl	☐	☐	☐	05 – Kathryn R. Harrigan	☐	☐	☐	06 – Ilan Kaufthal	☐	☐	☐

07 – Steven M. Klosk	☐	☐	☐	08 – Peter G. Tombros	☐	☐	☐	09 – Shlomo Yanai	☐	☐	☐

	For	Against	Abstain
2. Advisory vote on the compensation paid to the Company’s named executive officers	☐	☐	☐

	1 year	2 years	3 years	Abstain
3. Advisory vote on the frequency of shareholder votes on the compensation paid to the Company’s named executive officers	☐	☐	☐	☐

	For	Against	Abstain
4. Approval of the Company’s Amended and Restated Cash Incentive Plan	☐	☐	☐

	For	Against	Abstain
5. Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accountants for 2017	☐	☐	☐

Signature(s) ___________________________________________________ Date ____________

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.